Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

Custom Personalization Solutions, Inc.,

as the Company

LiveXLive Merchandising, Inc.,

as the Buyer,

LiveXLive Media, Inc., a Delaware corporation,

as the Parent,

THE SELLERS SET FORTH ON SIGNATURE PAGES HERETO,

as the Sellers,

AND

Scott R. Norman

as the Seller Representative

Dated as of December 22, 2020

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4.19	Affiliate Transactions	38
4.20	Absence of Certain Changes or Events	38
4.21	Customers and Suppliers	38
4.22	Accounts Receivable	39
4.23	Foreign Corrupt Practices Act	39
4.24	Bank Accounts; Powers of Attorney	40
4.25	Solvency	40
4.26	Brokers	40
4.27	Company’s Reliance	40
4.28	Electronic Data Room	40

Article 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER and parent		40
5.1	Organization	41
5.2	Binding Obligations	41
5.3	No Defaults or Conflicts	41
5.4	Litigation	42
5.5	Parent Capitalization	42
5.6	Parent Stock	42
5.7	Parent SEC Filings; Financial Statements; Information Provided	42
5.8	Parent Listing; Investment Company	43
5.9	Brokers	43
5.10	Solvency	44
5.11	Exclusivity of Representations	44

Article 6 COVENANTS		44
6.1	Further Assurances	44
6.2	Public Announcements	44
6.3	Tax Matters	45
6.4	Release	49
6.5	Confidentiality	50
6.6	Non-Competition; Non-Solicitation	50
6.7	Books and Records	52
6.8	Company D&O Tail Policy	52
6.9	Inventory Count..	53
6.10	Employment Agreement..	53
6.11	Release of SBA Loan Escrow Amount	53

Article 7 INDEMNIFICATION		54
7.1	Survival	54
7.2	Indemnification	54
7.3	Limitations on Indemnification	55
7.4	Indemnification Claim Process for Third Party Claims	56
7.5	Indemnification Procedures for Non-Third Party Claims	57
7.6	Exclusive Remedy	58
7.7	Tax Treatment of Indemnity Payments	58
7.8	Escrow	58
7.9	Payments	58

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Article 8 MISCELLANEOUS		58
8.1	Expenses	58
8.2	Amendment	59
8.3	Entire Agreement	59
8.4	Headings	59
8.5	Notices	59
8.6	Exhibits and Schedules	60
8.7	Waiver	60
8.8	Binding Effect; Assignment	60
8.9	No Third Party Beneficiary	60
8.10	Counterparts	61
8.11	Governing Law and Jurisdiction	61
8.12	Consent to Jurisdiction and Service of Process	61
8.13	WAIVER OF JURY TRIAL	61
8.14	Specific Performance	61
8.15	Severability	61
8.16	Attorneys’ Fees	62
8.17	Seller Representative.	62

Exhibits

Exhibit A Distribution Schedule

Exhibit B Investor Questionnaire

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 22, 2020 and effective as of December 7, 2020 (the “Effective Date”), by and among Custom Personalization Solutions, Inc., a Delaware corporation (including its predecessors, the “Company”), LiveXLive Media, Inc. a Delaware corporation (“Parent”), LiveXLive Merchandising, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Buyer”), the Persons identified as “Sellers” on the signature pages hereto (each, a “Seller” and, collectively, the “Sellers”), and Scott R. Norman, as the representative of the Sellers (the “Seller Representative”).

RECITALS

WHEREAS, the Sellers are the record owners of 100% of the issued and outstanding Equity Interests of the Company (the “Company Shares”);

WHEREAS, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the Company Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Firm” means a nationally recognized independent public accounting firm as agreed by the Buyer and the Seller Representative in writing.

“Additional Consideration” means $1,500,000.00 worth of Parent Stock.

“Adjustment Deficit Amount” has the meaning set forth in Section 2.4(g)(ii).

“Adjustment Surplus Amount” has the meaning set forth in Section 2.4(f)(i).

“Affiliate” means as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Base Amount” means an amount equal to $4,500,000.00.

“Basket Amount” has the meaning set forth in Section 7.3(a)(i).

“Books and Records” has the meaning set forth in Section 6.7(a).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Los Angeles, California or New York, New York are authorized or required by Law or executive order to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Disclosure Schedules” has the meaning set forth in the introductory paragraph of Article 5.

“Buyer Indemnified Party” has the meaning set forth in Section 7.2(a).

“Calculation Time” has the meaning set forth in Section 2.2.

“Claims” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the cash and cash equivalents of the Company, determined in accordance with GAAP, as of the Calculation Time.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the Indebtedness of the Company, determined in accordance with GAAP, as of the Calculation Time.

“Closing Inventory” means the inventory of the Company, determined in accordance with GAAP, as of the Calculation Time, as verified by Parent’s auditor.

“Closing Inventory Excess” means the amount, on a dollar for dollar basis, by which the Final Closing Inventory exceeds, if any, the Estimated Closing Inventory.

“Closing Inventory Shortfall” means the amount, on a dollar for dollar basis, by which the Estimated Closing Inventory exceeds, if any, the Final Closing Inventory.

“Closing Transaction Expenses” means the Transaction Expenses, determined in accordance with GAAP, as of the Calculation Time.

“Closing Working Capital” means the Working Capital, determined in accordance with GAAP, as of the Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Employees” has the meaning set forth in Section 4.14(a).

“Company LOC Loan” means that certain Business Loan Agreement, dated as of August 31, 2015, by and between BMO Harris Bank National Association (“BMO Harris”) and the Company’s predecessor, Custom Personalization Solutions, LLC (“CPS LLC”), as amended, restated, supplement or modified from time to time, collectively with the documents executed in connection with the Company LOC Loan.

“Company Options” means the options convertible into shares common stock of the Company, reserved for issuance to employees, officers and directors of, and consultants to, the Company.

“Company Plans” has the meaning set forth in Section 4.13(a).

“Company SBA Loan” means that certain Note, dated as of April 17, 2020, by and between BMO Harris and CPS LLC.

“Company Share Certificate” means a stock certificate which as of immediately prior to the Closing represented outstanding Company Shares.

“Company Shares” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 6.5.

“Contract” means any legally binding agreement, contract, lease, license, instrument, commitment or arrangement, whether written or oral.

“Current Assets” means the current assets of the Company determined in accordance with GAAP; provided, that notwithstanding anything to the contrary contained herein, Current Assets shall not include, (a) assets related to Taxes (including deferred Tax assets), or (b) any intercompany receivables between the Company and the Sellers and/or their respective affiliates.

“Current Liabilities” means the current liabilities of the Company determined in accordance with GAAP; provided, that notwithstanding anything to the contrary contained herein, Current Liabilities shall not include (a) Indebtedness, (b) Transaction Expenses, (c) Liabilities related to Income Taxes (including deferred Tax Liabilities), or (d) any intercompany payables between the Company and the Sellers and/or their respective affiliates.

“Direct Claim Notice” has the meaning set forth in Section 7.5.

“Distribution Schedule” means the schedule attached hereto as Exhibit A setting forth, for each Seller (a) such Person’s name and address; (b) the number of Company Shares held by such Person as of immediately prior to the Closing Date; (c) such Person’s Pro Rata Percentage; (d) the portion of the Estimated Aggregate Consideration attributable to such Person (expressed in whole shares of Parent Stock); and (e) the percentage interest of the Escrow Amount attributable to such Person and such amount expressed in whole shares of Parent Stock.

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Electronic Data Room” means the electronic data room established by the Sellers in connection with the transactions contemplated hereby maintained by Sellers with Dropbox access and address as provided electronically by the Company to Buyer prior to the Closing Date.

“Encumbrance” means any lien (statutory or other), encumbrance, charge, mortgage, pledge, security interest, title defect, claim, community property interest, condition, equitable interest, option, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, in each case other than licenses of Intellectual Property.

“Environmental Claims” means any Proceedings by any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement Proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, use, storage, labeling, processing, disposal or actual or threatened release of, or exposure to, any hazardous substance; or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable federal, state, county, provincial, or municipal Law of the United States relating to: (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous substance.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with or Liability under any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, license, grants, consents, authorizations, registrations, waivers, permits and rights or other approval to operate from a Governmental Authority required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equitable Exceptions” has the meaning set forth in Section 3.2.

“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account into which the Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.

“Escrow Agent” means an Escrow Agent to be mutually agreed upon by the Buyer and the Seller Representative.

“Escrow Agreement” means that certain escrow agreement by and among the Seller Representative, the Buyer and the Escrow Agent governing the administration of the Escrow Amounts, containing customary provisions for a document of such type in similar transactions to those contemplated herein, in a form to be mutually agreed upon by the parties thereto.

“Escrow Amount” means $600,000.00 worth of shares of Parent Stock.

“Estimated Aggregate Consideration” means a number of shares of Parent Stock calculated as follows: (a) the sum of (i) the Base Amount, minus (ii) the Estimated Closing Indebtedness in excess of $0, plus or minus (iii) the Working Capital Excess or the Working Capital Shortfall, as applicable (as determined according to the Estimated Working Capital delivered in the Pre-Closing Statement).

“Estimated Closing Indebtedness” means the Sellers’ good faith estimate of the Closing Indebtedness, as set forth on the Pre-Closing Statement.

“Estimated Closing Inventory” means the Sellers’ good faith estimate of the Closing Inventory, as set forth on the Pre-Closing Statement.

“Estimated Working Capital” means the Sellers’ good faith estimate of the Closing Working Capital, as set forth on the Pre-Closing Statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means any Losses arising out of, relating to, or in connection with (a) any and all Indebtedness and Transaction Expenses, in each case, to the extent not actually paid at or prior to the Closing Date or within five (5) Business Days thereof, (b) any failure of any Seller to have good, valid and marketable title to the Company Shares issued in the name of such Seller, free and clear of all Encumbrances, (c) any claim by a shareholder or former shareholder of the Company, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any Company Shares; (ii) any rights of a shareholder (other than the right of a Seller to receive consideration pursuant to Article 2 or rights to indemnification pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; or (iii) any rights under the Organizational Documents of the Company, (d) any material inaccuracy or alleged inaccuracy in the Distribution Schedule, and (e) all items set forth on Section 5.5 of the Seller Disclosure Schedules.

“Existing Employment Agreements” has the meaning set forth in Section 4.14(b).

“Export Control Laws” has the meaning set forth in Section 4.23(b).

“FCPA” has the meaning set forth in Section 4.23(a).

“Final Aggregate Consideration” means $6,000,000.00 payable in Parent Stock.

“Final Closing Indebtedness” means the Closing Indebtedness, as finally agreed or determined in accordance with Section 2.4(d).

“Final Closing Inventory” means the Closing Inventory, as finally agreed or determined in accordance with Section 2.4(d).

“Final Sales Tax Liability” means the Sales Tax Liability, as finally agreed or determined in accordance with Section 2.4(d).

“Final Transaction Expenses” means the Transaction Expenses, as finally agreed or determined in accordance with Section 2.4(d).

“Final Working Capital” means the Closing Working Capital as finally agreed or determined in accordance with Section 2.4(d).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Binding Obligations), Section 3.3(a) (No Defaults or Conflicts), Section 3.4 (Company Shares), Section 3.9 (Brokers), Section 4.1 (Organization), Section 4.2 (Binding Obligations) Section 4.3(a) (No Defaults or Conflicts), Section 4.4 (Capitalization), Section 4.8 (Intellectual Property), Section 4.11 (Taxes), Section 4.26 (Brokers), Section 5.1 (Organization), and Section 5.2 (Binding Obligations), Section 5.3(a) (No Defaults or Conflicts), Section 5.9 (Brokers) and Section 5.10 (Solvency).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“GDPR” means the General Data Protection Regulation (EU) 2016/679 and any other directly applicable European Union regulation relating to privacy and data security.

“Governmental Authority” means any government or governmental, quasi-governmental, administrative or regulatory body, whether Federal, State, local or foreign, any agency, authority, commission, political subdivision, department or instrumentality thereof and any court, tribunal or judicial, legislative or arbitral body thereof.

“Income Tax Return” means any Tax Return related to Income Taxes and Taxes in the nature of an income tax or franchise taxes in lieu of an income tax.

“Income Taxes” means all Taxes that are in whole or in part based upon, measured by, or calculated with respect to net income or profits (including any capital gains, franchise, or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes).

“Indebtedness” of any Person means, without duplication, any of the following: (a) all obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets; (b) all Liabilities secured by any Encumbrance upon property or assets owned by such Person; (c) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all capitalized lease obligations; (e) all Liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (f) all letters of credit, guaranties, surety or indemnity obligations by such Person; (g) all Liabilities of such Person in regard to guaranties or sureties by others of such Person’s Liabilities, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty; (h) all Liabilities for underfunded employee pension benefit plans and similar obligations; (i) all Liabilities classified as noncurrent liabilities in accordance with GAAP; (j) all Liabilities for accrued and unpaid Income Taxes of the Company for any taxable period (or portion thereof) ending on or before the Closing Date, determined in accordance with GAAP; (k) all deferred payments, deferred revenues and other obligations of such Person to secure all or part of the purchase price of property, securities, goods or services (including seller notes, earn-out payments, contingent bonuses or similar obligations); (l) all Liabilities for accrued but unpaid interest and unpaid prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement or prepayment in respect of any of the foregoing; (m) any off balance sheet Liabilities; (n) the net cost of unwinding or terminating any interest rate, currency or other hedging agreements; (o) all amounts due under any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities; and (p) Company SBA Loan. For purposes of calculating Working Capital, Working Capital Target, Estimated Working Capital, Final Working Capital, Closing Working Capital, Working Capital Excess, Working Capital Shortfall, Indebtedness shall not include the Company’s accounts payable unless they’re classified as noncurrent liabilities in accordance with GAAP.

“Indemnified Party” has the meaning set forth in Section 7.2(b).

“Indemnifying Party” means any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Information Privacy and Security Laws” means all applicable Laws relating to privacy, data privacy, data protection, data security and all regulations promulgated by any Governmental Authority thereunder, including, GDPR, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security Laws, state social security number protection Laws, state data breach notification Laws, and Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent Laws of any other jurisdiction.

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade dress, trade names, logos, company name and corporate names (and all goodwill associated therewith and all registrations and applications therefor); (b) copyrights and works of authorship, whether or not copyrightable; (c) trade secrets, confidential information, and know-how; (d) patents, patent applications, and patentable inventions; (e) domain names and social media account names or identifiers; (f) rights in Software; and (g) all other intellectual and related proprietary rights, whether protected, created, or arising by operation of law.

“Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“Investor Questionnaire” means the Accredited and Sophisticated Investor Questionnaire in the form attached hereto as Exhibit B, which contains standard accredited investor, sophisticated investor and other customary representations relating to Section 4(a)(2)/Regulation D of the Securities Act, and including a Form W-9 from each Seller.

“IP Inbound Licenses” has the meaning set forth in Section 4.8(a)(iii).

“IP Licenses” has the meaning set forth in Section 4.8(a)(iii).

“IP Outbound Licenses” has the meaning set forth in Section 4.8(a)(ii).

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the information and communications technologies material to and used by the Company, including hardware, Software and networks.

“Knowledge of the Company” or any similar phrase means the actual knowledge of each of Scott R. Norman, John Semmelhack, Kenneth A. Krupa and Caitlin Owens and the knowledge such persons would have after reasonable due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including any liability for Taxes.

“Leased Real Property” has the meaning set forth in Section 4.17(b).

“Leases” has the meaning set forth in Section 4.17(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lock-Up Agreement” means the Lock-Up Agreement, by and among the Buyer and/or Parent and each Seller, in a form to be mutually agreed upon by the Buyer and the Seller Representative, which shall contain substantially similar terms as those set forth in that certain Letter of Intent, by and between the Company, the Parent and the other parties thereto, dated as of October 22, 2020.

“Lookback Date” means January 1, 2018.

“Losses” has the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means any Occurrence that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Company, or (b) the ability of the Company or the Sellers to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not include any Occurrence resulting from, relating to or arising out of: (i) general economic conditions, including changes in (X) financial or credit market conditions or (Y) interest rates or currency exchange rates; (ii) conditions generally affecting any of the industries in which the Company operates; (iii) any hurricane, tornado, flood, earthquake, tsunami, mudslides, wild fires, acts of God or other natural or man-made disasters or comparable events, or any escalation of the foregoing; (iv) any epidemic, pandemic or other similar outbreak (including the COVID-19 virus) or other force majeure event or material worsening of such matters existing as of the date hereof; (v) global, national or regional political or social actions or conditions, including the engagement by any country in hostilities (or the escalation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vi) changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any failure of the Company to meet any internal or published financial or non-financial projections, forecasts, revenue, earning predictions or estimates (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been or could reasonably be expected to have a Material Adverse Effect); (viii) the announcement, pendency or execution of this Agreement or the transactions contemplated hereby, including by reason of the identity of the Buyer or any communication by the Buyer regarding the plans or intentions of the Buyer with respect to the conduct of the business of the Company; or (ix) compliance by the Sellers and the Company with the express terms of this Agreement; provided, further, that in the cases of clauses (i), (ii), (iii), (iv), (v) and (vi) above, such Occurrence shall be taken into account to the extent they have a disproportionate impact on the business, results of operations, financial condition or assets of the Company compared to other companies operating in the industries in which the Company operates. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Material Contracts” has the meaning set forth in Section 4.10.

“Material Customers” has the meaning set forth in Section 4.21.

“Material Permits” has the meaning set forth in Section 4.11.

“Material Suppliers” has the meaning set forth in Section 4.21.

“Multiemployer Plan” has the meaning set forth in Section 4.13(a).

“NH/JLS Additional Consideration” means $1,300,000.00 worth of Parent Stock.

“Notice of Disagreement” has the meaning set forth in Section 2.4(d).

“Occurrences” means any event, development, situation, occurrence, circumstance or fact.

“Organizational Documents” means, to the extent applicable, (a) the articles or certificate of incorporation, bylaws, and any stockholders’ agreement of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate or articles of organization or formation and the operating agreement of a limited liability company; (e) any other charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (f) the trust agreement or any similar governing document for any trust; and (g) any amendment to any of the foregoing, in each case including all amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 4.8(a)(i).

“Parent” means LiveXLive Media, Inc. a Delaware corporation and parent company of the Buyer.

“Parent SEC Reports” has the meaning set forth in Section 5.7(a).

“Parent Stock” means the shares of restricted common stock, $0.001 par value per share, of Parent.

“Parent Stock Purchase Price” means the price of $2.60 per share.

“Permits” means any consents, authorizations, registrations, waivers, licenses, permits, franchises, approvals, certificates, registrations, orders or rights.

“Permitted Encumbrances” means, (a) Encumbrances for Taxes, assessments and other government charges (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Interim Financial Statements prepared in accordance with GAAP, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company, (c) Encumbrances relating to purchase money security interests entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company, (d) easements, rights of way, zoning ordinances and other similar Encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the Company, (e) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business; (f) all matters of record, reciprocal easement agreements and other encumbrances on title with respect to real property, that do not, and would not be reasonably expected to, detract from the use or operation of the property subject thereto as currently used or operated by the Company; and (g) existing utility, access and other easements and rights of way of record that do not, and would not be reasonably expected to, materially detract from the use or operation of the property subject thereto as currently used or operated by the Company.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Information” means, collectively, any information or data that can be used to identify an individual and any other information or data pertaining to any individual (including name, address, telephone number, email address, credit or payment card information, bank account number, financial data or account information, password combinations, date of birth, government-issued identifier, social security number and mental or physical health or medical information) that is otherwise governed, regulated or protected by one or more Information Privacy and Security Laws.

“Post-Closing Statement” has the meaning set forth in Section 2.4(b).

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Statement” has the meaning set forth in Section 2.4(a).

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on the Company for any and all Pre-Closing Periods, (b) any and all Taxes of or imposed on the Company for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 6.3(a)), (c) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Law) of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar state, local or foreign Law), (d) any and all Taxes of or imposed on the Company as a result of transferee, successor or similar liability (including bulk transfer or similar laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, and (e) any and all amounts required to be paid by the Company pursuant to any Tax Sharing Agreement that the Company was a party on or prior to the Closing Date; provided, however, that Pre-Closing Taxes shall not include any Taxes to the extent such Taxes are taken into account in the determination of Indebtedness, Current Liabilities or Transaction Expenses.

“Pro Rata Percentage” means the portion of the Estimated Aggregate Consideration or the Final Aggregate Consideration, as applicable, (as a percentage or fixed number) payable to each Seller, or the portion (as a percentage or fixed number) of the Escrow Amount payable to each Seller. Each Seller’s Pro Rata Percentage will be set forth opposite such holder’s name on the Distribution Schedule.

“Proceeding” means any action, claim, complaint, petition, mediation, order, inquiry, request for information, suit, proceeding, arbitration or investigation, whether civil or criminal, before or by any court or other Governmental Authority, arbitrator or arbitration panel.

“Related Party” means any officer, director, shareholder or Affiliate of the Company or any Seller or any spouse or minor child of any such Person.

“Release Date” has the meaning set forth in Section 7.8.

“Releasing Parties” has the meaning set forth in Section 6.4.

“Released Parties” has the meaning set forth in Section 6.4.

“Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, stockholder, equityholder, advisor, manager, consultant, counsel, accountant or other representative of such Person.

“Resolution Period” has the meaning set forth in Section 2.4(d).

“Restricted Business” means any business or venture which is primarily and/or materially engaged in the music streaming and live music events, festival and merchandising business or any other business in which the Buyer is engaged in as of the date hereof.

“Restricted Period” has the meaning set forth in Section 6.6(a).

“Review Period” has the meaning set forth in Section 2.4(c).

“RSUs” means the restricted stock units granted to certain Persons under any Company Plan.

“Sales Tax Liability” means the Company’s and CPS LLC’s aggregate sales tax liability determined in accordance with Wayfair guidance as verified by Parent’s auditor.

“SEC” means the United States Securities and Exchange Commission.

“Section 1542” has the meaning set forth in Section 6.4(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedules” has the meaning set forth in the introductory paragraph of Article 3.

“Seller Indemnified Party” has the meaning set forth in Section 7.2(b).

“Seller Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Software” means computer software, programs, and data in any form, including internet web sites, and all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“Straddle Period” has the meaning set forth in Section 6.3(a).

“Tax” or “Taxes” means any taxes, charges, withholdings, fees, penalties, additions, interest or other assessments of any kind whatsoever imposed by any Taxing Authority, including, without limitation, those related to income, gross receipts, gross income, commercial activities, commerce, business and occupation, premium, windfall profits, environmental, customs duties, stamp, severance, profits, withholding, payroll, employment, occupation, sales, use, value added, alternative or add-on minimum, estimated, excise, services, valuation, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, transfer or franchise.

“Tax Claim Notice” has the meaning set forth in Section 6.3(g)(i).

“Tax Contest” has the meaning set forth in Section 6.3(g)(i).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document); provided, however, that a Tax Sharing Agreement does not include commercial Contracts entered into in the ordinary course of business, the primary purpose of which is not Taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Third Party Claim Notice” has the meaning set forth in Section 7.4(a).

“Transaction Documents” means any and all agreements, documents, certificates or instruments being delivered pursuant to this Agreement, including the Escrow Agreement, the Lock-Up Agreement and the Employment Agreement.

“Transaction Expenses” means, to the extent not paid by the Company or the Sellers prior to the Closing, (a) all consolidated fees and expenses of the Company incurred in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (b) all investment banking (including, brokers or finders), legal and accounting fees, costs and expenses, (c) any commission, severance, bonus or other payment of any kind payable by the Company to management, other current or former employees or any other Person that is accelerated or payable (in whole or in part, whether by single-trigger, double-trigger or multiple-trigger conditions) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (d) the employer portion of any payroll, social security, unemployment and similar Taxes related to amounts payable to the Persons identified in clause (c) and (d).

“Transaction Tax Deductions” means any item of loss, deduction or credit for Income Tax purposes, resulting from or attributable to any bonuses or other compensation paid or payable by the Company as a result of or in connection with the transactions contemplated by this Agreement (including the employer portion of any payroll, medical, social security, unemployment or similar Tax payments that are required in connection therewith); and (ii) any fees or expenses paid or payable by the Company in connection with or related to the transactions contemplated hereby, including the Transaction Expenses.

“Transfer Taxes” has the meaning set forth in Section 6.3(f).

“Treasury Regulations” mean the Treasury regulations promulgated under the Code.

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities.

“Working Capital Excess” means the amount, on a dollar for dollar basis, by which the Estimated Working Capital exceeds the Working Capital Target.

“Working Capital Shortfall” means the amount, on a dollar for dollar basis, by which the Working Capital Target exceeds the Estimated Working Capital.

“Working Capital Target” means $4,000,000.00 (including $800,000 of Closing Cash).

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a)  the words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)  terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)  the terms “Dollars” and “$” mean United States Dollars;

(d)  references herein to a specific Article, Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)  wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)  when a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated;

(g) reference to any Person includes such Person’s successors and permitted assigns references herein to any gender shall include each other gender;

(h) references herein to any Contract (including this Agreement) means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof; provided, that, any requirement to disclose and/or make available to Buyer any Contract of the Company shall not be considered satisfied unless each material amendment, supplement or modification to such Contract has been so disclosed and/or made available to the Buyer;

(i) references to “written” or “in writing” include in electronic form;

(j) the phrases “made available,” “provided to” or similar phrases, when used in reference to anything made available to the Buyer or its Representatives, shall be deemed to mean uploaded to and made available to the Buyer or its Representatives in the Electronic Data Room, or otherwise delivered to, or being in the possession of, the Buyer or its Representatives in each case, at least one (1) Business Day prior to the date hereof;

(k)  with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(l) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(m) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(n)  the word “or” is not exclusive;

(o) the phrase “ordinary course of business” means the ordinary course of business, operations and activities of a Person consistent with past practice (including with respect to quantity and frequency, as applicable); and

(p)  this Agreement and the Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Article 2

PURCHASE AND SALE OF THE COMPANY SHARES

2.1 Purchase and Sale of the Company Shares.

(a) Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all right, title and interest in and to the Company Shares, free and clear of all Encumbrances other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws.

(b) The aggregate consideration for the purchase and sale of the Company Shares contemplated by this Section 2.1 will be the number of shares of Parent Stock equal to the (i) Estimated Aggregate Consideration, subject to adjustment pursuant to the terms hereof (the Estimated Aggregate Consideration as finally adjusted in accordance with this Agreement, the “Final Initial Aggregate Consideration”), plus (ii) Additional Consideration, plus (iii) NH/JLS Additional Consideration (and collectively with the Final Initial Aggregate Consideration and the Additional Consideration, the “Final Aggregate Consideration”). The exact number of shares of Parent Stock to be issued to Sellers constituting the Final Aggregate Consideration, the Final Initial Aggregate Consideration, the Additional Consideration and the NH/JLS Additional Consideration shall be calculated based on the Parent Stock Purchase Price.

2.2  Closing. The Closing shall take place at the offices of Buyer, located at 9200 Sunset Boulevard, Suite #1201, West Hollywood, CA 90069, or through electronic mail and/or national recognized overnight delivery service, commencing at 9:00 A.M. Pacific time on the Effective Date or at such other time or place as the Parties may agree in writing (the “Closing Date”). For all purposes hereunder, the Closing shall be deemed effective as of 12:01 a.m. (Pacific Time) on the Closing Date (the “Calculation Time”).

2.3 Transactions to be Effected at the Closing or Post-Closing.

(a) At or before the Closing, the Seller Representative, the Sellers and/or the Company, as applicable, shall deliver or cause to be delivered to the Buyer:

(i) a certificate of good standing with respect to the Company issued by the office of the Secretary of State of the State of Delaware, which is dated as of a date no more than ten (10) days prior to the Closing Date;

(ii) a certificate, dated as of the Closing Date, of the executive officer of the Company certifying that (A) the Company has previously made available to Buyer a complete and correct copy of all of the Company’s Organizational Documents, as amended to date, (B) attached thereto is a complete and correct copy of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereunder and thereunder, (C) such Organizational Documents, resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date; and (D) each of the officers or other individuals executing this Agreement or the other Transaction Documents and the other documents to be delivered hereunder and thereunder is duly authorized to execute such agreements and documents on behalf of the Company;

(iii) evidence, in form and substance reasonably satisfactory to the Buyer, of the (i) resignations or removal of all of the members of the Board of Directors and officers of the Company, as requested by the Buyer, and (ii) election of such persons to the Board of Directors of the Company, as designated by Buyer, such resignations or removal and elections to be effective concurrently with the Closing;

(iv) evidence reasonably satisfactory to Buyer that the consents that the Sellers and/or the Company is required to obtain or receive as set forth in Schedule 2.3(a)(iv) have been obtained or received by the Sellers and/or the Company, as applicable;

(v) evidence of all applicable releases, termination statements (including termination of the Company LOC Loan and BMO Harris’ liens and the payoff letter duly executed by BMO Harris and the Company evidencing that Scott R. Norman has repaid in full any and all amounts outstanding under the Company LOC Loan as of the Closing Date and that the Company LOC Loan has been terminated) or other similar documentation, in form and substance reasonably satisfactory to the Buyer, releasing and terminating any and all Encumbrances (other than Permitted Encumbrances), except to the extent waived by Buyer or Parent in writing prior to the Closing Date, of the Company, in each case, in form and substance reasonably satisfactory to the Buyer;

(vi) (A) a statement, in form and substance reasonably satisfactory to the Buyer, that the Company is not, and has not been in the five (5) years prior to the Closing Date, a "United States real property holding corporation" for purposes of Sections 897 and 1445 of the Code, in a form and manner that complies with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), and (B) the notification to the IRS described in Treasury Regulations Section 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (i), in each case signed by a corporate officer of the Company;

(vii) the Lock-Up Agreement, duly executed by each Seller;

(viii) the Escrow Agreement, duly executed by the Seller Representative;

(ix) a duly executed spousal consent from the applicable Sellers, in form and substance reasonably satisfactory to the Buyer;

(x) the Company’s balance sheet as of the Closing Date, in the form reasonably acceptable to Buyer;

(xi) evidence that NH Group, LLC has irrevocably deposited in escrow with, and agreed to repay if applicable, BMO Harris the full amount of the Company SBA Loan outstanding as of the Closing Date and related duly executed escrow documents, in the form reasonably acceptable to Buyer, as in each case as required by the CARES Act and related regulations (the “PPP Escrow”);

(xii) the Investor Questionnaire, duly executed by each Seller; and

(xiii) a digital copy of all contents of the Electronic Data Room that were made available to the Buyer or its Representatives, as of the day immediately preceding the Closing Date (which shall include, for the avoidance of doubt, all contents that were located in, or uploaded to, the Electronic Data Room and made available to the Buyer or its Representatives at any time prior to the Closing).

(b) At the Closing, the Buyer shall deliver or cause to be delivered to the Company or the Sellers, as applicable:

(i) to the Sellers, evidence of irrevocable Instructions Letter issued by Parent to its transfer agent to issue to the Sellers promptly after the Closing Date in aggregate the amount of Parent Stock equal to the Base Amount, less the Escrow Amount, divided by the Parent Stock Purchase Price, in accordance with Sellers’ respective Pro Rata Percentage;

(ii) to NH Group, LLC and JLS CPS LLC, evidence of irrevocable Instructions Letter issued by Parent to its transfer agent to issue to NH Group, LLC and JLS CPS LLC, in accordance with the Distribution Schedule, promptly after the Closing Date in aggregate the amount of Parent Stock equal to the NH/JLS Additional Consideration divided by the Parent Stock Purchase Price;

(iii) to the Escrow Agent, the Escrow Amount, in accordance with the terms of the Escrow Agreement;

(iv) to the Seller Representative, the Escrow Agreement, duly executed by the Buyer; and

(v) to the Seller Representative, certificates, dated as of the Closing Date, of the Secretary or executive officer of each of Buyer and Parent certifying that (A) attached thereto is a complete and correct copy of the resolutions adopted by the board of directors of Buyer and Parent authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer and Parent is a party and the consummation of the transactions contemplated hereunder and thereunder, and (B) such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date.

(c) Within thirty (30) days after the Closing, but no earlier than January 1, 2021, the Buyer shall deliver or cause to be delivered to the Sellers evidence of irrevocable Instructions Letter issued by Parent to its transfer agent to issue to the Sellers promptly after such date in aggregate the amount of Parent Stock, divided by the Parent Stock Purchase Price, in accordance with Sellers’ respective Pro Rata Percentage, calculated as follows: (a) the sum of, plus or minus (i) the Working Capital Excess or the Working Capital Shortfall as of the Closing Date, as applicable (as determined according to the Estimated Working Capital delivered in the Pre-Closing Statement), minus (ii) the Estimated Closing Indebtedness in excess of $0. To the extent such amount results in a negative number, the parties agree that the Sellers Representative and Parent/Buyer shall instruct the Escrow Agent to release to the Parent for cancellation (together with all applicable documents that the Parent’s transfer agent requires to cancel such shares) such amount of Parent Stock, divided by the Parent Stock Purchase Price as would equal such negative number (as absolute number).

2.4 Purchase Price Adjustment.

(a) The Seller Representative has delivered to the Buyer: (i) a reasonably detailed statement (the “Pre-Closing Statement”) setting forth the Sellers’ good faith calculation, as of the Closing Date, of (A) the Estimated Closing Indebtedness, (B) the Estimated Closing Inventory, (C) the Estimated Working Capital, as well as the resulting Working Capital Excess (if any) or Working Capital Shortfall (if any), as the case may be, and (D) the Estimated Aggregate Consideration, and (ii) the Distribution Schedule.

(b) Within ninety (90) days after the Closing Date and no earlier than January 1, 2021, the Buyer shall deliver to the Seller Representative a reasonably detailed statement (the “Post-Closing Statement”) setting forth the Buyer’s good faith calculation of (i) the Closing Indebtedness, (ii) Closing Inventory, (iii) the Closing Working Capital and the resulting Working Capital Excess (if any) or Working Capital Shortfall (if any), as the case may be, (iv) the Closing Inventory Excess or the Closing Inventory Shortfall, as the case may be (as determined according to the Estimated Closing Inventory delivered in the Pre-Closing Statement), and (v) the Final Sales Tax Liability. For the avoidance of doubt, for purposes of the calculation of the Post-Closing Statement. Any actions taken by the Buyer at or after the Closing shall not be taken into account for the purpose of preparing the Post-Closing Statement.

(c)  After receipt of the Post-Closing Statement, the Seller Representative shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, the Seller Representative and its accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Post-Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Post-Closing Statement, as the Seller Representative may reasonably request for the purpose of reviewing the Post-Closing Statement and to prepare a Notice of Disagreement (defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyer or the Company or their respective businesses.

(d) The Post-Closing Statement shall become final and binding upon the parties hereto following the expiration of the Review Period unless the Seller Representative delivers written notice of its disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the Seller Representative’s objections to the Post-Closing Statement, indicating each disputed item or amount and the basis for the Seller Representative’s disagreement therewith. If a Notice of Disagreement is received by the Buyer prior to the expiration of the Review Period, then during the thirty (30) day period (the “Resolution Period”) following the delivery of a Notice of Disagreement, the Seller Representative and the Buyer shall negotiate in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If such differences are so resolved within the Resolution Period, the revised Post-Closing Statement with such changes as may have been previously agreed in writing by the Buyer and the Seller Representative shall be final and binding.

(e)  If at the end of the Resolution Period the Seller Representative and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Seller Representative and the Buyer shall submit any amounts remaining in dispute to the Accounting Firm, who, acting as experts and not arbitrators, shall resolve such disputed amounts only and make any adjustments to the Post-Closing Statement. The Buyer and the Sellers agree that all adjustments shall be made without regard to the materiality of the amount at issue. The Accounting Firm shall render a written decision resolving the matters submitted to the Accounting Firm as soon as practicable, and in any event within thirty (30) days of the receipt of such submission (or such other time as the parties hereto shall agree in writing). The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with GAAP and the terms of this Agreement, and no other matters. The Accounting Firm’s decision shall be (w) limited to the specific items under dispute by the parties (x) based solely on written submissions by the Seller Representative and the Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with GAAP and the terms of this Agreement and (z) final and binding on all of the parties hereto absent fraud or manifest error. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.4 shall be borne pro rata as between the Sellers according to each Seller’s Pro Rata Percentage, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Sellers and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(f) Within five (5) Business Days after the parties mutual final determination of the Company’s GAAP net revenue and EBITDA for the Company’s fiscal year ending December 31, 2020 (“FY 2020”), in each case as verified by Parent’s auditor, the following payments shall be made, as applicable:

(i) If the Company reports GAAP revenue of at least $20,000,000.00 and at least $1,000,000.00 of EBITDA for the FY 2020 and (ii) at the Closing Date, the Company has Working Capital Target, Parent shall deliver to the Sellers in aggregate the Additional Consideration divided by the Parent Stock Purchase Price, in accordance with their respective Pro Rata Percentage; provided, that if (x) the Company’s final GAAP revenue or EBITDA, as verified by Parent’s auditor, is less than the targets set forth in this Section 2.4(f), or (y) the Estimated Working Capital is less than the Working Capital Target, the Additional Consideration shall be reduced on a dollar for dollar basis with respect to each such shortfall; provided, further, that any such reduced amount shall not be double counted for purposes of more than one such shortfall.

(g) Within five (5) Business Days after the parties mutual final determination of the Company’s Final Closing Indebtedness, the Final Transaction Expenses and Final Working Capital, and Parent’s determination of Final Closing Inventory and Final Sales Tax Liability, and the resulting Final Aggregate Consideration, the following payments shall be made, as applicable:

(i) If the Final Aggregate Consideration ((i) minus Additional Consideration, (ii) plus or minus the Closing Inventory Excess or the Closing Inventory Shortfall, as applicable, minus (iii) Final Sales Tax Liability) is greater than the Estimated Aggregate Consideration calculated at Closing (such excess amount expressed as shares of Parent Stock, calculated using the dollar amount of such excess amount, divided by the Parent Stock Purchase Price, the “Adjustment Surplus Amount”), then the Buyer shall deliver (or caused to be delivered), a number of shares of Parent Stock equal to the Adjustment Surplus Amount to (A) the Sellers (subject to Section 2.5), in each case, in accordance with their respective Pro Rata Percentage.

(ii) If the Final Aggregate Consideration ((i) minus Additional Consideration, (ii) plus or minus the Closing Inventory Excess or the Closing Inventory Shortfall, as applicable, minus (iii) Final Sales Tax Liability) is less than the Estimated Aggregate Consideration calculated at Closing (such excess amount expressed as shares of Parent Stock, calculated using the positive dollar amount of such excess amount, divided by the Parent Stock Share Price, the “Adjustment Deficit Amount”), then the Buyer and the Seller Representative shall execute and deliver a joint written instruction to the Escrow Agent within two (2) Business Days following the date on which the Final Aggregate Consideration is finally determined pursuant to this Section 2.4 directing the Escrow Agent to release from the Escrow Account and pay to Buyer a number of shares of Parent Stock equal to such Adjustment Deficit Amount, and in the event that such Adjustment Deficit Amount is greater than the Escrow Amount, then the Sellers shall pay, or cause to be paid, to Buyer, within ten (10) Business Days by wire transfer of immediately available funds, an amount equal to the remaining portion of such Adjustment Deficit Amount to Buyer, payable by each Seller according to such Seller’s Pro Rata Percentage.

2.5 Exchange Procedures. The procedures for the purchase and sale of the Company Shares in connection with the transactions contemplated by this Agreement are as follows:

(a)  Procedures. The transfer of the Company Shares by the Sellers to the Buyer shall be deemed to occur as of the close of business on the Closing Date. Effective upon the Closing, each Seller shall be entitled to receive in exchange therefor the applicable portion of the Estimated Aggregate Consideration in respect of the Company Shares as reflected on the Distribution Schedule, which the Sellers agree that the Buyer and Parent can rely on as correct and final.

(b)  No Liability. To the extent permitted by applicable Law, none of the Parent, Buyer or the Company or any of their respective Affiliates shall be liable to any Seller for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c)  No Fractional Shares. All payments hereunder in the form of shares of Parent Stock shall be made only in whole shares, and any fractional shares shall be rounded up or down, as applicable, to the nearest whole share. The calculation of shares of Parent Stock in the Estimated Aggregate Consideration is as set forth on the Distribution Schedule.

(d)  Reliance on the Distribution Schedule. The Distribution Schedule sets forth a true and correct summary of the allocation of the amounts payable to the Sellers pursuant to this Agreement, other than any de minimis inaccuracies. The Buyer shall be entitled to rely conclusively on the Distribution Schedule, and, as between the Sellers, on the one hand, and the Buyer or its Affiliates, on the other hand, any shares of Parent Stock delivered by the Buyer to any Seller in accordance with the Distribution Schedule shall be deemed for all purposes to have been delivered to the applicable Person in full satisfaction of the obligations of the Buyer under this Article 2.

2.6 Withholding (a). The Parent, Buyer, their respective Affiliates, the Company, and its Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, such amounts as they are required to deduct and withhold under the Code and the Treasury Regulations promulgated thereunder or any other provision of applicable Tax Law, it being understood that, absent a change in Law after the date hereof requiring otherwise, no amounts shall be withheld or deducted from amounts payable by the Buyer and its Affiliates in respect of Company Shares unless U.S. federal backup withholding applies as a result of a Seller not providing an IRS Form W-9 or W-8 after having been given a reasonable opportunity to do so. To the extent that amounts are so withheld by the Buyer, its Affiliates, the Company, or its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as otherwise set forth in the disclosure schedules of the Sellers and the Company delivered to the Buyer at the Closing and attached hereto (collectively, the “Seller Disclosure Schedules”), each of the Sellers jointly and severally hereby represents and warrants to the Buyer as of the Closing Date as follows:

3.1 Organization. Each Seller, if not a natural person, is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

3.2 Binding Obligations. Each Seller has the requisite power and authority, and, if such Seller is a natural person, capacity, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Seller of this Agreement, each Transaction Document to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement and each Transaction Document to which such Seller is a party have been duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Equitable Exceptions”).

3.3 No Defaults or Conflicts.

(a) The execution, delivery and performance by each of the Sellers of this Agreement and each Transaction Document to which each Seller is a party and the consummation by each Seller of the transactions contemplated hereby and thereby (whether with notice, lapse of time or both) do not and will not (i) result in any violation of the applicable Organizational Documents of such Seller (ii) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, any Contract to which such Seller is a party or by which it is bound or to which its properties are subject, (iii) violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over such Seller, and (iv) result in the creation or imposition of any Encumbrance (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws) on the Company Shares, except, in the case of the foregoing clauses (ii) – (iv), to the extent that such conflict, breach, default, violation, or Encumbrance would not, individually or in the aggregate, reasonably be expected to reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.

(b) No authorization, Permit or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by any of the Sellers in connection with the execution, delivery and performance by such Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby, except where the failure to obtain such authorization, Permit, approval or filing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.

3.4 Company Shares; No Payments Owed. Each Seller is the owner of all of the Company Shares set forth opposite his name and address on the Distribution Schedule and owns such Company Shares free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws). Other than this Agreement, there are no Contracts to which such Seller is a party or by which it is bound with respect to the voting, ownership, economic interests, sale, transfer, or other disposition of the Company Shares. Immediately upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Company Shares, free and clear of all Encumbrances. Each Seller has the full power and authority to transfer and deliver good and marketable title to all of Company Shares, and upon the Sellers’ transfer to Buyer of all of the Sellers’ Company Shares, Buyer shall receive good and marketable title to all of the Company’s Company Shares, free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws). There are no payments, notes, Indebtedness, contributions or any other payment obligations (whether for borrowed money or otherwise) owed by the Company to any of the Sellers as of the Closing Date or to their knowledge that may arise in the future (including, without limitation, as a result of or in connection with any promissory notes that may have been issued by the Company or CPS LLC prior to the date hereof to any of the Sellers or their respective affiliates (the “Company Notes”).

3.5 Litigation. There is no Proceeding pending or, to the knowledge of each Seller, threatened, against such Seller before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.

3.6 Purchase for Own Account; Sophistication.

(a)  Each of the Sellers acknowledges and agrees that the shares of Parent Stock to be acquired by each Seller pursuant to this Agreement are being acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Except for the Company Stockholders Agreement, Seller acknowledges and agrees that the Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to any of the shares of Parent Stock to be received by it pursuant to this Agreement. The Seller has the ability to bear the economic risk of the investment in shares of Parent Stock, including complete loss of such investment.

(b) Each of the Sellers represents and warrants that such Seller is an “Accredited Investor”, as the term is defined in Rule 501(a) of the Securities Act, as more completely set forth in the Investor Questionnaire, which is incorporated by reference as if more fully set forth herein.

3.7 Access to Information. Each Seller acknowledges that (a) such Seller has been afforded (i) access to information about each of the Buyer and Parent, respectively, and their respective financial conditions, results of operations, businesses, properties and prospects sufficient to enable such Seller to evaluate its investment in the Parent Stock; and (ii) the opportunity to obtain such additional information that the other party possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in the Parent Stock and any such additional information has been provided to such Seller’s reasonable satisfaction, and (b) such Seller has sought such professional advice as it has considered necessary to make an informed decision with respect to its acquisition of the Parent Stock. Except to the extent expressly provided for in this Agreement, such Seller hereby agrees that neither Parent nor any of its Affiliates will have or be subject to any liability or indemnification obligation to such Seller or to any other person resulting from the issuance of shares of Parent Stock to such Seller. For the avoidance of doubt, nothing in this Section 3.7 shall limit or restrict any Seller’s right to bring a claim for indemnification against Parent arising out of a breach of any representation or warranty of Parent contained in Article 7 of this Agreement.

3.8 Restricted Securities; Legends.

(a) Each Seller understands that the shares of Parent Stock to be received by such Seller in connection with the transactions contemplated by this Agreement have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations and warranties as expressed herein. Each Seller understands that such shares of Parent Stock are “restricted securities” under applicable securities Laws and that, pursuant to such securities Laws, such Seller must hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(b)  Each Seller understands that the shares of Parent Stock to be received by such Seller in connection with the transactions contemplated by this Agreement may be notated with the legend in Section 3.8(b)(i), any other legend required as a result of any lock-up restrictions or required by applicable securities Laws to the extent such Laws are applicable to such shares of Parent Stock represented by the certificate, instrument, or book entry so legended:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED”.

(c)   Opinion. Each Seller agrees that such Seller shall not transfer any or all of such Seller's shares of Parent Stock received under this Agreement pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities Law covering the disposition of such shares of Parent Stock, without first providing the Buyer and Parent’s transfer agent with such documents as are required from such Seller by Parent’s transfer agent (which may include an opinion of such Seller’s counsel, which counsel and opinion are satisfactory to the Buyer) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities Laws.

3.9 Brokers. No broker, finder or similar intermediary has acted for or on behalf of such Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with such Seller or any action taken by them.

3.10 Sellers Reliance. Each of the Sellers acknowledges that, except for the representations and warranties contained in Article 5 (as modified by the Buyer Disclosure Schedules), in the Transaction Documents and in any certificate delivered in accordance herewith, each Seller has not relied on any other express or implied representation or warranty or other statement by or on behalf of the Buyer or any of its Affiliates.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth on the Seller Disclosure Schedules, the Company represents and warrants to the Buyer as of the Closing Date as follows:

4.1 Organization. The Company is duly formed, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is qualified, licensed or registered to transact business as a foreign entity and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration except where the failure to be so qualified, licensed or registered or in good standing (to the extent such concept is applicable) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect to the Company.

4.2 Binding Obligations. The Company has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Company and its stockholders. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Buyer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

4.3 No Defaults or Conflicts.

(a)   The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby (whether with notice, lapse of time or both) (i) do not and will not result in any violation of the certificate of incorporation or bylaws or other Organizational Documents of the Company, (ii) except as set forth on Section 4.3(a) of the Seller Disclosure Schedules, do not and will not require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an Occurrence that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or any Permit affecting the properties, assets or business of the Company, (iii) do not and will not violate in any material respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, and (iv) do not and will not result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, except, in the cases of (ii) – (iv), would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect to the Company.

(b)  Except as set forth on Section 4.3(b) of the Seller Disclosure Schedules, no authorization, Permit or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect to the Company.

4.4 Capitalization.

(a) Other than the Company Shares, there are no other Equity Interests of the Company issued or outstanding as of the date hereof. The Company does not have any subsidiaries, and the Company does not own, directly or indirectly, or has the right to acquire, any Equity Interests of any Person.

(b) All of the Company Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Sellers, free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws ).

(c) All of the Company Shares were issued in compliance in all material respects with applicable Laws. None of the Company Shares were issued in violation of any agreement, arrangement or commitment to which the Sellers or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d)  There are no outstanding or authorized options, warrants, RSUs, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of the Company or obligating the Sellers or the Company to issue or sell any Equity Interests in the Company. The Company does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares. There are no accrued but unpaid distributions with respect to any Company Shares.

(e)  The Distribution Schedule shall set forth a true and correct summary of the allocation of the amounts payable to the Sellers pursuant to this Agreement. The allocation of payments set forth on the Distribution Schedule shall comply with the terms of the Company's Organizational Documents and the Company Shares.

4.5 Litigation. Except at set forth on Section 4.5 of the Seller Disclosure Schedules, as of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or affecting its properties or assets or against or by any Seller or the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents. Since the Lookback Date, no Occurrence has occurred and as of the date hereof, no Occurrence exists that may give rise to, or serve as a basis for, any such Proceeding. There is no judgment, decree, injunction or order of any Governmental Authority outstanding against the Company or affecting the Company Shares or the business of the Company or any of its properties or assets, this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. To the Knowledge of the Company, no event has occurred or circumstances exist that may result in the commencement of a Proceeding against or by any Seller affecting any of its properties or assets related to the business or the Company Shares of the Company or against or by the Company or affecting any of its properties or assets, except as would not reasonably be expected to have a Material Adverse Effect.

4.6 Financial Statements.

(a) Section 4.6(a) of the Seller Disclosure Schedules sets forth a copy of each of (i) the unaudited consolidated balance sheet of the Company as of December 11, 2020 (the “Balance Sheet Date”), and such other financial statements or reports as the Buyer shall reasonably require (collectively referred to as the “Financial Statements”). The Financial Statements (x) fairly present, in all material respects, the consolidated financial condition of the Company as at the respective dates thereof and for the respective periods indicated therein and (y) were prepared in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments (none of which are expected to be material) and the absence of notes.

(b) The Company maintains a system of internal accounting controls and procedures appropriate for their size and the industry in which they operate that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of their financial statements in accordance with GAAP. The Company has not identified any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company.

(c) Section 4.6(c) of the Seller Disclosure Schedules contains a true, correct and complete list of all Indebtedness of the Company.

4.7 No Undisclosed Liabilities; Absence of Changes and Events. The Company does not have any Liabilities of any kind and there is no Occurrence that would reasonably be expected to result in any Liabilities except for (a) Liabilities reflected on and reserved against in the Interim Financial Statements, and (b) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of business (none of which are material (individually or in the aggregate) or relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, order or Permit, or any Proceeding). Since the Balance Sheet Date through the Closing Date, (a) the Company has conducted its business in the ordinary course of business in all material respects consistent with past practice, and (b) there has been no change, event, occurrence, fact or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8 Intellectual Property.

(a)  Section 4.8(a) of the Disclosure Schedules sets forth:

(i) a complete and correct list of all (A) registered patents and pending patent applications, (B) all registered trademarks, tradenames, and service mark registrations and applications to register any trademarks (including domain names) therefor, (C) material unregistered trademarks, tradenames, and service marks, (D) copyright registrations and applications therefore, (E) internet domain name registrations, in each case to the extent used in connection with the business and (F) Software, in each case, that are owned or purported to be owned by the Company (collectively, the “Owned Intellectual Property”);

(ii) each exclusive or material non-exclusive license or agreement or express grants of right to use which the Company has granted to any third party with respect to any Owned Intellectual Property (“IP Outbound Licenses”); and

(iii) each item of Intellectual Property that any third party owns and that the Company uses in connection with the business pursuant to a material license, sublicense, agreement or permission, in each case other than licenses of commercially available off-the-shelf software licensed pursuant to shrink-wrap or click-wrap licenses (“IP Inbound Licenses” and together with the IP Outbound Licenses, the “IP Licenses”).

(b)  The Owned Intellectual Property and the IP Licenses include all of the Intellectual Property material to and used in the ordinary conduct of the business by the Company as currently conducted, and, to the Knowledge of the Company, there are no other items of Intellectual Property that are material to the ordinary conduct of the business as currently conducted. Section 4.8(b) of the Disclosure Schedules sets forth a complete and correct list of all of the Owned Intellectual Property and IP Licenses set forth in the immediately preceding sentence.

(c)  All Owned Intellectual Property is solely owned (both beneficially and with respect to registrations and applications, as the record owner) by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, and, to the Knowledge of the Company, all Owned Intellectual Property is subsisting, valid and enforceable;

(d) The Company owns, or has a valid right to use free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property material to and used or held for use in, or necessary to conduct, the business of the Company as currently conducted;

(e) No grants, funding, facilities, or personnel of any Governmental Authority or university, research institution or similar entity was used to develop or create (in whole or in part) any Owned Intellectual Property;

(f) Neither the validity, enforceability nor scope of, nor the Company’s title or other rights to, any material Intellectual Property owned or purported to be owned by the Company, or to the Knowledge of the Company any other material Intellectual Property used or held for use in conduct of the business of the Company, is currently being, or has been since the Lookback Date, challenged in any Proceeding or threatened to be challenged in any Proceeding; and

(g) (i) There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company alleging that the Company is infringing, misappropriating or otherwise violating, or has since the Lookback Date, infringed, misappropriated or otherwise violated any of the rights of the Company in any of the Intellectual Property rights of any Person; (ii) there are no Proceedings pending or threatened by the Company against any Person alleging infringement, misappropriation or other violation of any Owned Intellectual Property; (iii) the operation or conduct of the business of the Company (including the use of any Intellectual Property), as currently conducted and conducted since the Lookback Date has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person in any material respect, and there has been no Proceeding asserted or, to the Knowledge of the Company, threatened in writing since the Lookback Date against the Company alleging the Company’s infringement, misappropriation, or violation of any Intellectual Property rights of another Person in any material respect, and (iv) since the Lookback Date, no Person has infringed or otherwise violated any Owned Intellectual Property in any material respect.

(h) The Company has taken commercially reasonable measures, consistent with customary practices in the industry in which it operates, to protect the confidentiality of all of its material trade secrets and confidential and proprietary information. No director, officer, employee, consultant, or other representative of the Company, to the Knowledge of the Company, claims any rights in any Owned Intellectual Property. To the Knowledge of the Company, there has not been any disclosure of or access to any material trade secret of the Company to any Person in a manner that has resulted or is reasonably likely to result in the loss of trade secret in and to such information.

(i) To the Knowledge of the Company, the Company does not collect or use Personal Information in any material respect. The Company has not been notified of any Proceeding related to data security or privacy or alleging a violation of any of its privacy policies or any Information Privacy and Security Law, nor, to the Knowledge of the Company has any such claim been threatened. The Company has taken commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Information collected by or on behalf of the Company and to maintain the security of their data storage practices for Personal Information, in each case, in accordance, in all material respects, with all Information Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Company conducts its business. To the Knowledge of the Company, since the Lookback Date there has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of the Company or any of its providers or other contractors, except as would not reasonably be expected to have a Material Adverse Effect to the Company.

(j) All of the IT Systems material to the Company are owned by, or validly licensed, leased or supplied under a written contract to the Company, and they comprise all of the IT Systems that are required to carry on the business of the Company as they were carried out in the twelve (12) months prior to the date hereof. The Company’s rights with respect to the IT Systems will not be lost or rendered liable to termination by virtue of the performance of this Agreement other than as set out in a Contract required to be disclosed by this Agreement. The Company has maintained commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice that are designed to (i) protect the confidentiality, integrity and accessibility of IT Systems and information contained therein (including Intellectual Property, Personal Information, and other information subject to confidentiality obligations), and specifically, (ii) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with the Company’s published privacy policy or Contract to which it is party. With respect to the IT Systems, since the Lookback Date (A) they have not failed to comply with any service level obligations in its Contracts with customers for the Company’s products or services in any material respect, (B) none of the data (including Owned Intellectual Property, Personal Information, and data owned by customers with which Company has a Contract) that they store or process has been corrupted to a material extent, and (C) and, to the Knowledge of the Company, none of the data (including Owned Intellectual Property, Personal Information, and data owned by customers with which Company has a Contract) that they store or process has been subject to any actual or suspected material data loss or theft, unauthorized access, malware intrusion, or other cybersecurity breach. Except as would not reasonably be expected to be material to the Company, the Company has been, and are, in compliance with all contractual obligations concerning the security and privacy of IT Systems and information contained therein (including Intellectual Property, personal data and customer data, and other information subject to confidentiality obligations).

4.9 Compliance with Laws. The Company is, and since the Lookback Date has been, in compliance in all material respects with all Laws applicable to the business, operation and assets of their respective businesses and all products manufactured and sold into commerce by or for the Company. None of the Company is subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Person or Governmental Authority.

4.10 Contracts. Section 4.10 of the Disclosure Schedules sets forth a correct and complete list of each of the following types of Contracts to which the Company is a party or by which their respective assets or properties are bound or subject as of the date hereof (such Contracts, whether or not listed on Section 4.10 of the Disclosure Schedules, and together with the Existing Employment Agreements and IP Licenses, hereinafter referred to as “Material Contracts”):

(a) all Contracts pursuant to which the Company (i) made payments to any third party in the twelve (12) month period preceding the Closing Date, in each case, in excess of $25,000 or (ii) received payments from any third party in the twelve (12) month period preceding the Closing Date, in each case, in excess of $25,000;

(b) all Contracts involving the performance of services or delivery of goods or materials by or to the Company (i) outside of the continental United States or (ii) which are not terminable by the Company without payment of penalty or premium on not more than thirty (30) days’ notice;

(c) all partnership, joint venture tax sharing or similar agreements involving a share of profits, losses, costs or Liabilities between the Company and a third party;

(d) all Contracts entered into in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business or any material assets and pursuant to which the Company has an existing obligation; provided, that the foregoing shall not apply to non-disclosure agreements entered into in connection therewith;

(e) all Contracts restricting the Company from (i) competing in any line of business or geographic region with any Person (ii) soliciting any customers, suppliers, employees or contractors of any other Person, or (iii) selling to or purchasing from any other Person;

(f) all collective bargaining or similar agreements;

(g) (i) any indenture, mortgage, pledge, security agreement, note or other Contract evidencing Indebtedness of the Company or otherwise placing an Encumbrance on any asset or property of the Company, (ii) any guaranty or any other evidence of Liability for any Indebtedness or obligation of any other Person, or (iii) any letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which the Company is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of such entity);

(h) all Contracts with Material Customers;

(i) all Contracts with Material Suppliers;

(j) all Contracts with any Governmental Authority;

(k) all outstanding powers-of-attorney granted by the Company for any purpose (other than for ordinary course tax preparation);

(l) each form of Contract used by the Company as a standard form in the ordinary course of business;

(m) all Contracts related to capital projects and capital expenditures in excess of $25,000 individually or $50,000 in the aggregate; and

(n) each other Contract to which the Company is a party or by which it or its assets are otherwise bound which is reasonably likely to involve the payment to or by the Company of more than $25,000 in the aggregate in the twelve (12) months following the Closing Date.

The Company has made available to the Buyer true and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) either in the Electronic Data Room or under separate cover as set forth on Section 4.10(n) of the Seller Disclosure Schedules. The Company is not and, to the Knowledge of the Company, any other party thereto is not in breach of or default under (or is alleged to be in breach or default under) or has provided or received any written notice of any intention to terminate any Material Contract. Each Material Contract to which the Company is a party (x) is a legal and binding obligation of the Company and, to the Knowledge of the Company, the other relevant parties thereto and (y) is in full force and effect, enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. No Occurrence has occurred or exists which, with notice or lapse of time or both, may give rise to, serve as a basis for, or would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.

4.11 Taxes. Except as set forth on Section 4.11 of the Disclosure Schedules:

(a)The Company has timely filed all income and other material Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns are true, correct and complete in all material respects. The Company has fully and timely paid and discharged all material Taxes required to be paid by it (whether or not shown on any Tax Returns). The Company has withheld, collected and paid over to the appropriate Governmental Authorities all Taxes required by Law to be withheld or collected from amounts paid or owing to any employee, equityholders, creditor, holder of securities or other third party, and has complied in all material respects with all information reporting (including IRS Form 1099) and backup withholding requirements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The Company is not and have never been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Income Tax Return, nor does the Company have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, by Contract (except for any commercial Contract entered into in the ordinary course of business the primary purpose of which is not Taxes), as a transferee or successor, or otherwise.

(c)The Company has not been subject to any audit by any Taxing Authority for Taxes, and there is no dispute or claim concerning any Tax Liability of the Company threatened, claimed or raised in writing by any Taxing Authority.

(d) The Company is not a party to or bound by any Tax Sharing Agreement with any Person.

(e) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

(f) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(g)There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.

(h)   The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting requested or initiated prior to the Closing; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law); (D) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law); (E) installment sale made prior to the Closing Date; (F) prepaid amount received on or prior to the Closing Date; (G) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (H) election under Code Section 108(i).

(i) The Company is not and has never been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(j) The Company has not and has never had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid.

(k)   There are no closing agreements, ruling requests, subpoenas or requests for information or similar arrangements with any Governmental Authority with respect to the determination of the Tax Liability of the Company that would have continuing effect on periods (or portions thereof) ending after the Closing Date.

(l) No power of attorney has been given by or is binding upon the with respect to Taxes or Tax Returns for any period for which the statute of limitations (including any waivers or extensions thereof) has not yet expired.

(m) The Company has not made an election pursuant to Treasury Regulations Section 301.7701-3 through the filing of an IRS Form 8832.

4.12 Permits. The Company is not in default or violation of any permits, licenses, approvals, certificates and other authorizations of and from all Governmental Authorities necessary for the lawful conduct of the business of the Company (“Material Permits”), and no Occurrence has occurred that, with or without notice or lapse of time or both, would constitute a default or violation of any term, condition or provision of any Material Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any Material Permit in any material respect.

4.13 Employee Benefit Plans.

(a)   Section 4.13(a) of the Disclosure Schedules sets forth a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee of the Company or under which the Company has any present or future material Liability (other than any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)). All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

(b)   The Company does not contribute to or has any Liability (either potential or assessed) under any Multiemployer Plan.

(c)   (i) Each Company Plan has been established and administered in accordance with its terms in all material respects, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and to the Knowledge of the Company, nothing has occurred that would or would reasonably be expected to cause the loss of such qualification; and (iii) with respect to each Company Plan that is a “welfare plan” within the meaning of ERISA Section 3(1), the Company does not have any Liability or obligation to provide medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law).

(d)   The Company does not contribute to or has any Liability with respect to any benefit plan that is subject to Title IV of ERISA.

(e)   There is no pending, or, to the Knowledge of the Company, threatened or anticipated Proceeding relating to any Company Plan (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof or any of the assets of any trust of any Company Plan. No Company Plan has since the Lookback Date been the subject of an examination or audit by any Governmental Authority. There has been no non-exempt prohibited transaction or fiduciary breach with respect to any Company Plan for which the Company could be liable (either directly or through indemnification).

(f)    Except as required in connection with qualified plan amendments required by the vesting of accrued benefits under any Company Plan or as contemplated under this Agreement as a result of termination of that Company Plan or as contemplated under this Agreement, the consummation of the transactions contemplated by this Agreement (either alone or in connection with another event) will not: (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of the Company; or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate the Company Plan. No amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any officer, director or employee of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect as a result of the transaction contemplated by this Agreement will be an “excess parachute payment” (as such term is defined under 280G(b)(1) of the Code); and no such person is entitled to receive any additional payment from the Company in the event that the excise tax under 4999(a) of the Code is imposed on such person.

(g)   To the extent applicable, all Company Plans have been fully funded, all social security, pension and similar contributions and payments required to be made by the Company with respect to any Company Plan have been fully paid when due. Any such plans or arrangements have been established and administrated in accordance with its terms and applicable Law.

4.14 Employee and Labor Matters.

(a) Section 4.14(a) of the Disclosure Schedules sets forth a true, correct and complete listing of all material employees of the Company (collectively, the “Company Employees”), all individuals performing services and classified as independent contractors, and all leased employees (as defined in Code Section 414(n)) of the Company, as of the date hereof, including each such Person’s name, job title or function and job location, as well as a list of his or her current and prior calendar year salary or wage payable by the Company, and for each Company Employee, the amount of all incentive compensation paid or payable to such Person for the current and prior calendar year, the amount of accrued but unused vacation time and/or paid time off, each as of the date hereof, whether any Company Employee is on an employer-sponsored non-immigrant visa and if so, the type and expiration date, and each Company Employee’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status). Except as identified on Section 4.14(a) of the Seller Disclosure Schedules, the Company has not paid or promised to pay any bonuses, commissions or incentives to any Company Employee, including any officer or director. Each Person who provides services to the Company is properly classified with respect to employment status for all purposes, including employment, labor and wage, social security contributions and hour compliance and Tax purposes. The Company is, and since the Lookback Date has been, in material compliance with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration, verification of work authorization, and the payment of social security and other Taxes.

(b) Section 4.14(b) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of each separate written employment, consulting, severance, retention, indemnification, termination or change-of-control Contract between the Company and any individual employee, officer or director of the Company (collectively, the “Existing Employment Agreements”).

(c) The Company has paid or made provision for payment of all salaries, wages, social security contributions accrued overtime, vacation and/or holiday pay, which are payable by the Company to any Company Employees, independent contractors and leased employees, accrued through the date hereof and to the Knowledge of the Company, the Company is not engaged in any unfair labor practices.

(d) The Company is not a party to any labor, union or collective bargaining agreement or other similar agreement, and no union or labor organization has been certified or recognized as the representative of any of its employees, or to the Knowledge of the Company, is seeking such certification or recognition or is attempting to organize any of such employees. There is no pending or, to the Knowledge of the Company, threatened, labor strike, walk-out, slowdown, work stoppage, lockout or other similar labor activities with respect to the. The Company is not subject to any unfair labor practice charges against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices. To the Knowledge of the Company, no petition has been filed nor has any proceeding been instituted by any Company Employee or group of Company Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement. To the Knowledge of the Company, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Company Employees.

(e) The Company has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees compliance with or an alleged violation or breach of any Company policy or practice or Law applicable thereto and, to the Knowledge of the Company, no such investigation is in progress.

4.15 Environmental Compliance. Except as set forth on Section 4.15 of the Seller Disclosure Schedules:

(a) The Company is, and since the Lookback Date has been, in material compliance with all Environmental Laws and have not received from any Person any (i) written Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, or (iii) been party to any order, decree or settlement issued pursuant to Environmental Law which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b) The Company is, and since the Lookback Date has been, in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company.

4.16 Insurance.

(a) Section 4.16(a) of the Disclosure Schedules sets forth each policy and binder of insurance (including property, casualty, liability, life, health, accident, workers’ compensation and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by the Company (collectively, the “Insurance Policies”). the Insurance Policies are in full force and effect and shall remain in full force and effect following consummation of the transactions contemplated by this Agreement. The premiums due and payable under the Insurance Policies have been paid in full or have been fully accrued for on the Financial Statements and the Company is not in default thereunder. The Insurance Policies are sufficient for compliance in all material respects with all applicable Laws and all Contracts by which the Company is bound.

(b) The Company has not received (i) any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to the Insurance Policies, (ii) written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Insurance Policy, (iii) any notice of denial of coverage or reservation of rights with respect to any pending or threatened claims against any such Insurance Policy, (iv) any notice that any issuer of such Insurance Policy has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated, or (v) any other indication that any such Insurance Policy may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder.

4.17 Real Property.

(a) The Company does not own any real property.

(b) Section 4.17(b) of the Disclosure Schedules sets forth all real property leased or subleased (the “Leased Real Property”) by the Company (the Contracts pursuant to which such Leased Real Property is leased being the “Leases”) and a copy of the Leases. With respect to the Leases, the Company and, to the Knowledge of the Company, any other party to any such Lease, is not in breach of or default under such Lease in any material respect. Each Lease to which the Company is a party (i) is a legal and binding obligation of the Company and, to the Knowledge of the Company, the other relevant parties thereto and (ii) is in full force and effect, enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. The Company has accepted possession of the Leased Real Property demised pursuant to each Lease and is in actual possession thereof and has not sublet, assigned, encumbered or hypothecated its leasehold interest. Except as set forth on Section 4.17(b) of the Disclosure Schedules, the Company has all right, title, and interest in all leasehold estates and other rights purported to be granted to it by each Lease, in each case free and clear of any Encumbrance. To the Knowledge of the Company there are no Occurrences which, with the passage of time, notice, or both, would result in a breach or default on the part of the Company or the lessor thereunder.

4.18 Title to Assets.

(a) The Company has good and valid title to, or a valid leasehold interest in or other valid right to use, all of the tangible assets and properties that are (i) reflected in the Interim Financial Statements, or (ii) were acquired since the Balance Sheet Date and are material to the operations of the business and the Company (except in each case for assets and properties disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice). All such assets and properties are held free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Immediately following the consummation of the transactions contemplated by this Agreement, the Company will own or have the right to use all assets (whether tangible, intangible or mixed) reasonably necessary for the continued conduct of the business of the Company and the Company after the Closing in the same manner as conducted immediately prior to the Closing.

4.19 Affiliate Transactions. Except for the Existing Employment Agreements, the Company is not a party to any Contract with any Related Party. No Related Party has any claim or right against the Company.

4.20 Absence of Certain Changes or Events. Since the Balance Sheet Date, (x) there has been no Material Adverse Effect, and (y) the Company has conducted their respective businesses in the ordinary course of business (other than with respect to the sale process in connection with the transactions contemplated by this Agreement and the Transaction Documents).

4.21 Customers and Suppliers. Section 4.21 of the Disclosure Schedules sets forth: (a) the ten (10) largest customers of the Company, measured by the aggregate revenues attributable to each during the twelve (12) month period preceding the Closing Date (the “Material Customers”), and (b) the ten (10) largest suppliers and vendors of the Company, measured by the aggregate expenditures attributable to each during the twelve (12) month period preceding the Closing Date (the “Material Suppliers”). No such Material Customer or Material Supplier (x) has terminated or materially reduced the amount of business transacted with the Company from that which has been conducted with the Company since January 1, 2020 or (y) provided notice to the Company of its intention to do any of the foregoing in clause (x).

4.22 Accounts Receivable. The accounts receivable reflected on the Interim Financial

Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are subject to a reserve for bad debts shown on the Interim Financial Statements. The reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.23 Foreign Corrupt Practices Act.

(a) To the Knowledge of the Company, none of the Company or any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of either (i) the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable anti-corruption or anti-money laundering Law, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is understood with respect to the FCPA) or any foreign political party or official thereof or any candidate for foreign political office or agent thereof, in contravention of the FCPA or (ii) or any other applicable anti-corruption or anti-money laundering Law. To the Knowledge of the Company, the Company has conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(b) The Company (i) does not have any pending voluntary self-disclosures with respect to applicable export or reexport control or sanctions Laws, orders or regulations of any and all applicable jurisdictions, including the United States and any jurisdiction in which the Company is established or from which it exports or reexports any items or in which it provides services, including the Export Administration Regulations with the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, all as amended from time to time (collectively, “Export Control Laws”), or (ii) has not received written notice from any Governmental Authority that the Company is under criminal or civil investigation concerning any of the Export Control Laws. The Company has at all times acted without violation and in compliance with the Export Administration Regulations with the Bureau of Industry and Security of the U.S. Department of Commerce and any sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(c) The Company has not received any written notice from any Governmental Authority of non-compliance with any of the Export Control Laws which could subject the Company to civil or criminal fines, penalties or other measures.

4.24 Bank Accounts; Powers of Attorney. Section 4.24 of the Disclosure Schedules sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other similar arrangement, (b) the type of account, (c) the numbers or other identifying codes of such accounts, safety deposit boxes or other similar arrangements and (d) the names of all Persons authorized to access or draw on any such accounts, safety deposit box facilities or other similar arrangements.

4.25 Solvency. No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company, any of its assets or properties, is pending or, to the Knowledge of the Company, threatened. The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. No obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company, the Sellers or any of their respective Affiliates.

4.26 Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Company or the Sellers in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or the Sellers or any action taken by them.

4.27 Company’s Reliance. The Company acknowledges that, except for the representations and warranties contained in Article 5 (as modified by the Buyer Disclosure Schedules), in the Transaction Documents and in any certificate delivered in accordance herewith, the Company has not relied on any other express or implied representation or warranty or other statement by or on behalf of the Buyer, Parent or any of their respective Affiliates.

4.28  Electronic Data Room. The information and documentation contained in the Electronic Data Room, together with the information set forth on the Seller Disclosure Schedules, (i) is true and accurate in all material respects, (ii) reflects the subject matter to which it is identified as relating to on its face, (iii) does not include, or omit, any matter of material importance which is materially incorrect or misleading and (iv) does not omit any material information or agreement (including any talent agreements) to which the Company is a party that is required to be disclosed under this Article 4.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER and parent

Except (a) as otherwise expressly set forth on the disclosure schedules of the Buyer and Parent attached hereto (collectively, the “Buyer Disclosure Schedules”) or (b) as disclosed in the Parent SEC Reports filed or furnished on or prior to Closing Date, each of the Buyer and Parent, jointly and severally, represents and warrants to the Sellers as of the date hereof as follows (as used in this Article 5, “to the knowledge of the Buyer or Parent” shall mean information actually known by Robert S. Ellin and Jerome N. gold, and the knowledge such persons would have after reasonable due inquiry):

5.1 Organization. Each of the Buyer and Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.

5.2 Binding Obligations. The Buyer and Parent each has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer and Parent of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer and Parent, as applicable. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Buyer and Parent and, assuming that this Agreement and each Transaction Document constitutes the legal, valid and binding obligations of the Sellers and the Company, constitutes the legal, valid and binding obligations of the Buyer and Parent, enforceable against the Buyer and Parent in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.3 No Defaults or Conflicts.

(a) The execution, delivery and performance by the Buyer and Parent of this Agreement and each Transaction Document to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby (whether with notice, lapse of time or both) (i) do not and will not result in any violation of the applicable Organizational Documents of the Buyer and Parent, (ii) do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, any Contract to which the Buyer or Parent is a party or by which it is bound or to which its properties are subject, and (iii) do not and will not violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Buyer and Parent; provided, however, that no representation or warranty is made in the foregoing clauses (i), (ii) or (iii) with respect to matters that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Buyer or Parent’s ability to consummate the transactions contemplated hereby.

(b) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Buyer or Parent in connection with the execution, delivery and performance by the Buyer and Parent of this Agreement and the consummation by the Buyer and Parent of the transactions contemplated hereby, other than such as have been obtained or made or which the failure to obtain would not reasonably be expected to have a material adverse effect on the Buyer or Parent’s ability to consummate the transactions contemplated hereby.

5.4 Litigation. Except as set forth in the Parent SEC Reports, is no Proceeding pending or, to the knowledge of the Buyer or Parent, threatened against the Buyer or Parent before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a material adverse effect on the Buyer or Parent’s ability to effect the transactions contemplated hereby.

5.5 Parent Capitalization.

(a) The authorized capital stock of Parent consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, $0.001 par value per share. As of the close of business on December 16, 2020, there were (i) 72,867,924 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding and (ii) no shares of common stock or preferred stock are held in treasury.

(b) Except as set forth in the Parent SEC Reports or in Section 5.5(b) of the Buyer Disclosure Schedules, (i) there are no Equity Interests of any class of Parent, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which Parent is a party or by which Parent is bound obligating Parent to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other Equity Interests of Parent or any security or rights convertible into or exchangeable or exercisable for any such shares or other Equity Interests, or obligating Parent to grant, extend, otherwise modify or amend or enter into any such option, warrant, Equity Interest, call, right, commitment or agreement, (iii) Parent has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Equity Interests of Parent any evidences of Indebtedness or assets of Parent, and (iv) Parent has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Equity Interests or to pay any dividend or to make any other distribution in respect thereof.

5.6 Parent Stock. The shares of Parent Stock subject to issuance pursuant to Article 2, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, are duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws or any Encumbrances imposed as a result of any action or inaction of any Seller). The shares of Parent Stock are not subject to and are not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s Organizational Documents, Delaware General Corporation Law, or any agreement to which Parent is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Parent or its Affiliates to repurchase, redeem or otherwise acquire any shares of Parent Stock.

5.7 Parent SEC Filings; Financial Statements; Information Provided.

(a) Parent has filed all registration statements, forms, reports, certifications and other documents required to be filed by Parent with the SEC since January 1, 2020 (the “Parent SEC Reports”). All of the Parent SEC Reports (i) have been filed on a timely basis, (ii) at the time filed, complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Reports and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Parent SEC Reports at the time filed (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in accordance with GAAP the consolidated financial position of Parent and its subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. Except as set forth in the Parent SEC Reports, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Parent or in the notes thereto, and since the date of the last balance sheet of Parent filed in the Parent SEC Reports, there is no Occurrence that would reasonably be expected to result in any Liabilities except for Liabilities that have arisen in the ordinary course of business (none of which are material (individually or in the aggregate) or relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, order or Permit, or any Proceeding).

(c)  Except as disclosed in the Parent SEC Reports, from the date of the most recent audited financial statements included in the Parent SEC Reports to the date of this Agreement, Parent has conducted its business only in the ordinary course, other than with respect to taking any necessary actions in connection with, and other than to the extent it has not be possible to conduct its business by reason of, any epidemic, pandemic or other similar outbreak (including the COVID-19 virus).

5.8 Parent Listing; Investment Company. The Parent Stock is registered pursuant to Section 12(b) of the Exchange Act, and Parent has not received any written notification that the SEC is contemplating terminating such registration. Parent has not, in the twelve (12) months preceding the date hereof, received written notice from NASDAQ to the effect that Parent is not in compliance with the listing or maintenance requirements of such market or exchange, and to the knowledge of Parent, Parent has no reason to believe that it will not in the foreseeable future continue to be in compliance with the listing and maintenance requirements. Parent is not, and is not an Affiliate of, and immediately after the Closing, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.9 Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Buyer or Parent in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or Parent or any action taken by the Buyer or Parent.

5.10 Solvency. No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Buyer, Parent, any of their assets or properties, is pending or, to the knowledge of Buyer or Parent, threatened. Neither Buyer nor Parent has taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. No obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, Parent or any of their respective Affiliates.

5.11 Exclusivity of Representations. Except for the representations and warranties contained this Article 5 (as modified by the Buyer Disclosure Schedules), in the other Transaction Documents and in any certificates being delivered in connection with the Closing, none of the Buyer or Parent or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Buyer or Parent or any of the Buyer or Parent’s Affiliates, or with respect to the Buyer, Parent, their Affiliates or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and the Buyer and Parent hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Buyer or Parent or any other Person.

Article 6

COVENANTS

6.1 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

6.2 Public Announcements. No party to this Agreement will, and each party shall cause its Affiliates and their respective Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law or stock exchange requirements, provided, that the other party is provided with the opportunity to review and comment on such press release or public announcement prior to such issuance or publication, to the extent practicable, and such comments will be considered in good faith.

6.3 Tax Matters.

(a) Computation of Tax Liabilities. Whenever it is necessary to determine the Liability for Taxes for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) relating to:

(i) Taxes imposed on a periodic basis without regard to income, receipts, sales, purchases or wages (such as real property Taxes or other ad valorem Taxes), the determination of the Taxes for the portion of the Straddle Period ending on and including and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(ii) Taxes of the Company not described in Section 6.3(a)(i) (such as (A) Taxes based on the income or receipts, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes), other than Transfer Taxes described in Section 6.3(f) and (C) withholding and employment Taxes), the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one (1) which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date.

(b) Responsibility for Filing Tax Returns. The Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for the Company relating to Pre-Closing Periods and Straddle Periods that are filed after the Closing Date and, subject to the satisfaction of Sellers’ obligation to pay Pre-Closing Taxes to the Buyer pursuant to this Section 6.3(b), shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns (and any such remittance shall first be deducted from the Escrow Amount or paid in accordance with Section 7.9). All such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with the prior practice of the Company, unless otherwise required by applicable Law. To the extent such Tax Returns are income or other material Tax Returns, the Buyer shall provide such Tax Returns to the Seller Representative for review, comment and consent (such consent not to be unreasonably withheld) no less than thirty (30) days prior to the Due Date for such Tax Returns, or if the Due Date is within thirty (30) days of the Closing Date, as promptly as practicable following the Closing Date. No later than three (3) Business Days prior to the earlier of the date any such Tax Return is filed or the Due Date of such Tax Return, Sellers shall pay to the Buyer any Pre-Closing Taxes due and payable in respect of such Tax Return. Notwithstanding anything to the contrary in this Agreement, a timely election shall be made under Revenue Procedure 2011-29 to treat seventy percent (70%) of any success-based fees relating to the transactions contemplated hereunder as deductible for federal income Tax purposes.

(c) Except with the prior written consent of the Seller Representative (such consent not to be unreasonably withheld), or as otherwise provided by this Agreement, neither Buyer nor any of its Affiliates shall (or shall cause or permit the Company to) (i) file any Tax Return with respect to the Company in a jurisdiction in which the Company does not presently file Tax Returns with respect to any taxable period or portion thereof ending on or before the Closing Date, (ii) amend, refile, self-report, or otherwise modify any Tax Return, or agree to any waiver or extension of the statute of limitations for any period during which a Tax may be assessed, with respect to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date, (iii) make or change any Tax election with respect to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date, or (iv) initiate any voluntary disclosure or similar process, relating in whole or in part to the Company, with respect to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date.

(d) Notwithstanding anything to the contrary herein, all Transaction Tax Deductions shall be allocable to, and reported on, the Tax Returns of the Company for the Pre-Closing Period (or the portion of any Straddle Period ending on the Closing Date) to the maximum extent permitted by applicable Law.

(e) Cooperation and Records Retention. The Seller Representative and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company relating to any Pre-Closing Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Company relating to any Pre-Closing Period or Straddle Period, and in resolving all disputes and audits with respect to all such Pre-Closing Periods or Straddle Periods. The Buyer recognizes that the Seller Representative may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, the Buyer agrees that from and after the Closing Date, the Buyer shall, and shall cause the Company to, retain and maintain such records and information until the later of (i) six (6) years following the Closing Date and (ii) the applicable statute of limitations with respect to the Tax for which such records or information relate, and allow the Seller Representative (and its Representatives) to inspect, review and make copies of such records information as the respective agents and representatives of the Sellers reasonably request from time to time during normal business hours and after appropriate prior notification.

(f) Transfer Taxes. The Buyer on the one hand and the Sellers on the other shall each pay fifty percent (50%) of all transfer, sales, use, gains, documentary, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to Transfer Taxes.

(g) Tax Proceedings.

(i) The Buyer shall deliver a written notice to the Seller Representative in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company for which the Sellers may be reasonably expected to be liable (each, a ”Tax Contest”) and shall describe in reasonable detail (to the extent known by the Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought and the amount of the claimed Losses (including Taxes), if any (the ”Tax Claim Notice”); provided, however, that the failure or delay to so notify the Seller Representative shall not relieve the Sellers of any obligation or liability that the Sellers may have to the Buyer, except to the extent that the Sellers demonstrate that the Sellers are materially and adversely prejudiced thereby.

(ii) Except as otherwise set forth in this Agreement, with respect to Tax Contests for Taxes of the Company for a Pre-Closing Period, the Seller Representative may elect to assume and control the defense of such Tax Contest by written notice to the Buyer within thirty (30) days after delivery by the Buyer to the Seller Representative of the Tax Claim Notice; provided, however, that the Seller Representative, prior to assuming control of such defense, acknowledge in writing that the Sellers would have an indemnity obligation hereunder with respect to Losses resulting from such Tax Contest and agree in writing to be fully and unconditionally responsible for all Losses relating to such Tax Contest; provided, further, that the Seller Representative shall not be entitled to control (or to retain control of) the defense of such Tax Contest if (x) such Tax Contest has resulted or would reasonably be expected to result in Losses for which Sellers would not be responsible pursuant to this Agreement or (y) the Buyer reasonably determines at any time that the resolution of such Tax Contest is reasonably expected to have the effect of increasing the Tax Liability of the Buyer or any of its Affiliates (including the Company) for any period (or portion of any period) beginning after the Closing Date. If the Seller Representative elects to assume and control the defense of such Tax Contest, the Sellers (A) shall bear their own costs and expenses, (B) shall be entitled to engage their own counsel and (C) may (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable law permits such refund suit or (3) contest, settle or compromise the Tax Contest in any permissible manner; provided, however, that the Seller Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of the Buyer (not to be unreasonably withheld). If the Seller Representative elects to assume the defense of any such Tax Contest, the Seller Representative shall (x) keep the Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Buyer of any related correspondence, and shall provide the Buyer with an opportunity to review and comment on any material correspondence before the Sellers send such correspondence to any Taxing Authority), (y) consult with the Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Buyer shall reasonably request, and the Buyer shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests).

(iii) Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Tax Contest that relates to Taxes of the Company for a Pre-Closing Period that (A) the Seller Representative does not timely and properly elect to control (or cannot elect to control or loses its right to control) pursuant to Section 6.3(g)(ii) or (B) the Seller Representative fails to diligently defend, such Tax Contest shall be controlled by the Buyer (and the Sellers shall reimburse the Buyer for all reasonable costs and expenses incurred by the Buyer related to a Tax Contest described in this Section 6.3(g)(iii)) and the Sellers agree to cooperate with the Buyer in pursuing such Tax Contest. In connection with any Tax Contest that is described in this Section 6.3(g)(iii) and controlled by the Buyer, the Buyer shall be entitled to (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner; provided, however, that the Buyer shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld). To the extent the Buyer is entitled to control any Tax Contest that is described in this Section 6.3(g)(iii) solely by reason of clause (x) or (y) in Section 6.3(g)(ii), the Buyer shall (x) keep the Seller Representative reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller Representative of any related correspondence, and shall provide the Seller Representative with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Taxing Authority), (y) consult with the Seller Representative in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Seller Representative shall reasonably request, and the Seller Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests).

(iv) In connection with any Tax Contest for Taxes of the Company for any Straddle Period, such Tax Contest shall be controlled by the Buyer. The Buyer shall (A) keep the Seller Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller Representative of any related correspondence and shall provide the Seller Representative with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Taxing Authority), (B) consult with the Seller Representative in connection with the defense or prosecution of any such Tax Contest and (C) provide such cooperation and information as the Seller Representative shall reasonably request, and, at their own costs and expenses, the Seller Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authority regarding such Tax Contests). In connection with any Tax Contest that is described in this Section 6.3(g)(iv) and controlled by the Buyer, the Buyer shall be entitled to (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner; provided, however, that the Buyer shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld).

(v) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 6.3(g).

(h) Pre-Closing Refunds. The Buyer shall pay (or cause to be paid) to the Sellers: (i) any refund (or credit in lieu thereof to the extent such credit actually reduces Taxes for a Tax period that begins after the Closing Date) of Taxes paid by the Company for any Pre-Closing Period actually received by the Company or (ii) the portion of any refund (or credit in lieu thereof to the extent such credit actually reduces Taxes for a Tax period that begins after the Closing Date) of Taxes paid by the Company for any Straddle Period (to the extent allocable to the portion of such Straddle Period ending on the Closing Date pursuant to Section 6.3(a)) actually received by the Company, in each case, net of any Tax Liabilities or increase in Tax Liabilities imposed on Buyer or its Affiliates (including the Company) resulting from such refund or credit; provided, however, that the Sellers shall not be entitled to any such refund or credit: (x) resulting from the carryback of a Tax attribute from any period ending after the Closing Date; (y) that is required to be paid over by the Company to any Person under any provision of any contract to which such Person was a party prior to the Closing Date; or (z) resulting from the payment of Taxes by Buyer or its Affiliates (including the Company) made after the Closing Date to the extent that Buyer was not previously indemnified or otherwise reimbursed by the Sellers for such Taxes. To the extent the Sellers receive any amount to which it is not entitled pursuant to this Section 6.3(h), the Sellers shall promptly pay (or cause to be paid) to Buyer (or the Company) all such amounts (including interest with respect thereto).

6.4 Release.

(a) Effective as of the Closing, each of the Sellers on behalf of themselves and each of their respective Related Parties, successors and assigns (collectively, the “Releasing Parties”), hereby unconditionally release and discharge the Company and its Related Parties, successors and assigns and Buyer and Parent and their respective Related Parties, successors and assigns (collectively, the “Released Parties”) from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations and causes of action of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that any Releasing Party ever had or now has or hereafter can, shall or may have arising out of the organization, management, ownership or operation of the businesses of the Company prior to the Closing Date (including, without limitation, as a result of or in connection with the Company Notes); provided, however, that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any party to the extent arising out of or in relation to (i) claims involving criminal conduct or fraud, (ii) existing Contracts or employment relationships or arrangements (other than Company Notes), or (iii) this Agreement and the documents and transactions contemplated hereby.

(b) Each Releasing Party is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the release provided for in this Section 6.4; provided, however, it is the intention of each Releasing Party that such release shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 6.4. In furtherance of this intention, each Releasing Party expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542 of the California Civil Code (“Section 1542”), and any similar provision in any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Releasing Party acknowledges and agrees that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Releasing Party agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by this Section 6.4, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction. EACH RELEASING PARTY FURTHER ACKNOWLEDGES AND AGREES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND ANY EQUITYHOLDER, ANY EQUITYHOLDER RELATED PARTY OR THE COMPANY UNDER THIS SECTION 6.4 (RELEASE), ON THE OTHER HAND. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

6.5 Confidentiality. Effective upon the Closing, each Seller will, and will cause its Affiliates to, treat and hold as confidential, and shall not use or disclose (a) any confidential documents and information concerning the Buyer, or any of its Affiliates, furnished to it by the Buyer or its Representatives in connection with this Agreement or the transactions contemplated hereby that is not or does not become confidential, and (b) any confidential information regarding the Company, including trade secrets, know-how or confidential information of the Company (such information in clause (b), the “Confidential Information”). In the event that such Seller or any of its Affiliates, is requested or required (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Seller shall use commercially reasonable efforts to promptly notify the Buyer of the request or requirement so that Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 6.5. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, legally required to disclose any such information, such Seller may disclose such information to the requesting authority; provided, however, that such Seller shall use commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Buyer shall designate in good faith.

6.6 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), the Sellers shall not, and shall not permit any of their respective Affiliates to, and for a period of one (1) year with respect to the Company’s officers and employees (other than Sellers or their Affiliates)) and their respective Affiliates shall not, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business anywhere in the world; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date hereof) between the Company and any customers or suppliers of the Company. Notwithstanding the foregoing, each of the Sellers may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if the Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) The Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee, independent contractor, or consultant of the Company or encourage any such Person to leave such capacity or hire any such Person who has left such capacity; provided, however, that the Seller’s may solicit and hire any Person who responds to any general solicitation which is not directed specifically to any such Person (or such Persons in general); provided, further, that, following the date that is one (1) year after the date hereof, the Sellers may solicit and hire any Person who is no longer employed by the Company (or its Affiliates) and has not been an employee of the Company for at least three (3) months prior to such solicitation.

(c) During the Restricted Period, the Sellers and Company officers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) solicit, entice, divert, or take away, or attempt to solicit, entice, divert or take away, any current clients, customers, vendors, suppliers or any other Person who has established a business relationship with the Company for purposes of diverting their business or services from the Company, or (ii) take any action that is designed or intended to have the effect of discouraging any existing suppliers, vendors, customers, employees or contractors of the Company from maintaining the same business relationship with the Company after the Closing Date as it maintained with the Company prior to the Closing Date.

(d) During the Restricted Period, the parties shall refrain from, and shall cause their respective Affiliates and Representatives to refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the other parties hereto, or any of their respective Affiliates and Representatives.

(e) The parties acknowledge that a breach or threatened breach of this Section 6.6 would give rise to irreparable harm to the Buyer or the other parties, as the case may be, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by the Sellers of any such obligations, the Buyer or the other affected parties, as the case may be, shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In the event of a violation or breach by the Sellers, any Affiliate of the Sellers, or any Related Party of the Sellers, of any agreement set forth in this Section 6.6, the term of the Restricted Period shall be extended by a period equal to the duration of such violation or breach.

(f) The Sellers hereby acknowledge that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 6.6 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Buyer, including the ability of the Buyer to realize the benefit of its bargain under this Agreement and to enjoy the goodwill of the Company, and that such restrictions constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g) For Tax purposes, the parties hereto agree that (i) no separate consideration is being paid in exchange for the covenants provided under this Section 6.6, and (ii) no tax deduction can be claimed with respect thereto. The parties agree to file all Tax Returns consistently with the preceding sentence unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or a comparable provision of state or local Tax Law).

6.7 Books and Records.

(a)  From and after the Closing, in connection with any reasonable, non-competitive purpose (excluding any subject matter of any Proceeding between any of the parties hereto) and subject to any reasonable confidentiality restrictions the disclosing party may require, each party shall, and shall cause each of its respective Affiliates to, provide the other parties hereto and their respective Representatives with reasonable access after reasonable notice and so as not to unreasonably interfere with the operation of such party’s respective business (for the purpose of examining and copying), during normal business hours, to the books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, literature and other sales material, computer software, and other data and similar materials relating to the assets, liabilities or the conduct or operation of the Company (excluding the Financial Statements) (all such materials, the “Books and Records”) with respect to periods or Occurrences prior to the Closing Date in connection with any matter, as reasonably necessary for accounting or Tax matters or other Proceedings, relating to or arising out of this Agreement or the transactions contemplated hereby.

(b) Notwithstanding anything to the foregoing, no Person shall be obligated to provide (i) access or information that would result in the violation of any applicable Laws, or (ii) information the disclosure of which would jeopardize an applicable privilege (including attorney-client privilege).

6.8 Company D&O Tail Policy. Prior to the Closing Date, the Sellers shall cause the Company to purchase, at its own cost and expense, a non-cancelable run-off “tail” insurance policy of not less than the existing coverage amount, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by the Company.

6.9 Inventory Count. Sellers agree that the Company shall, and shall assist the Company to at their own cost, conduct a physical count of all of its Inventory within thirty (30) days after the Closing Date and shall provide evidence of the same and corresponding results in the form reasonably satisfactory to Buyer and Parent.

6.10 Employment Agreement. Promptly after the Closing Date, and in any event within ten (10) days after the Closing Date, John Semmelhack agrees, and the other Sellers and the Company shall cause John Semmelhack, to enter into an employment agreement with the Company on such terms as are reasonably acceptable to him and the Company comparable with his current employment arrangements with the Company (the “Employment Agreement”).

6.11 Release of SBA Loan Escrow Amount. After the Closing Date, (i) if the Company SBA Loan is fully forgiven by the SBA, the amount of the Company SBA Loan placed in the PPP Escrow by NH Group, LLC shall be released to NH Group, LLC, and (ii) if the Company SBA Loan is not fully forgiven by the SBA, the amount of the Company SBA Loan placed in the PPP Escrow by NH Group, LLC not forgiven shall be released to BMO Harris, and the balance released to NH Group, LLC, in each case in accordance with the terms of the applicable escrow agreement.

6.12. Transition Services. For a period commencing as of the Closing Date and ending on the date that is sixty (60) days thereafter, to facilitate an orderly transition of financial controls and services of the Company from Sellers to Buyer, Sellers shall, and/or shall cause their Affiliates to, upon request from Buyer from time to time and at Sellers’ expense, use commercially reasonable efforts to provide certain financial, bookkeeping and accounting services (including, without limitation, the services of Caitlin Owens) (and such other services as may be reasonably required for the Company by the Buyer) to Buyer and the Company; provided, that Sellers make no representations and warranties of any kind, implied or expressed, with respect to such services, and disclaim any warranty of any kind or nature whatsoever, including warranties of merchantability or fitness for a particular purpose; provided, further, that Sellers agree to act in good faith with respect to their agreements in this Section. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties and that all such services provided by Sellers are provided in their capacity as independent contractors. Buyer shall use commercially reasonable efforts to transition the performance of any such services described in this Section to its own internal organization or to obtain third-party sources to provide such services.

Article 7

INDEMNIFICATION

7.1 Survival. The representations and warranties of the parties (other than the Fundamental Representations) contained in this Agreement shall survive until the date that is the longer of twelve (12) months following the Closing (or, if longer, ninety (90) days after the completion of the first audit of the Company following the Closing); provided, however, that (a) the Fundamental Representations (other than the representations and warranties set forth in Section 4.11 (Taxes)) shall survive for a period of twenty-four (24) months following the Closing and (b) the representations and warranties set forth in Section 4.11 (Taxes), shall survive until the date of the expiration of the applicable statute of limitations (including all periods of extension, whether automatic or permissive). Each of the covenants and agreements set forth in this Agreement shall survive the Closing Date in accordance with their terms; provided, however, that to the extent no term is specified, all covenants (other than the covenants set forth in Section 6.3) shall survive for the applicable statute of limitations plus sixty (60) days provided, further, that the covenants and agreements set forth in Section 6.3 and the indemnity for Pre-Closing Taxes set forth in Section 7.2(a)(iii) shall survive the Closing until the expiration of the statute of limitations (taking into account extensions) relating to the applicable Tax Return or Pre-Closing Tax, plus sixty (60) days. If any party hereto asserts a valid claim for indemnification, in good faith, prior to the expiration of the applicable survival period for any breach thereof, such claims shall survive until finally resolved. It is the express intent of the parties that, if the applicable survival period for a representation or warranty or covenant as contemplated by this Section 7.1 is different than the statute of limitations period that would otherwise have been applicable to such representation or warranty or covenant, then by virtue of this Agreement, the applicable statute of limitations period with respect to such representation or warranty or covenant shall be revised to the survival period contemplated by this Section 7.1. The parties acknowledge and agree that the time period set forth in this Section 7.1 for the assertion of claims under this Agreement is the result of arm’s-length negotiations among the parties and that they intend for such time period to be enforced as agreed among the parties.

7.2 Indemnification.

(a) Indemnification by the Sellers. Subject to the limitations set forth herein, the Sellers shall jointly and severally indemnify and hold harmless the Buyer and its Affiliates and Representatives (each, a “Buyer Indemnified Party”) from and against and in respect of any and all losses, Liabilities, expenses of whatever kind (including reasonable attorneys’ fees and accounting fees and the cost of enforcing any right to indemnification hereunder), claims, suits, actions, judgments, damages, deficiencies, interest, awards, penalties, and fines (collectively, “Losses”) arising from, based upon or otherwise in connection with any:

(i) inaccuracy or breach of any representation or warranty of the Company or the Sellers contained in Article 3 and Article 4 or in any certificate delivered in accordance herewith;

(ii) breach or nonfulfillment of any covenant or agreement of the Sellers that is required to be performed pursuant to this Agreement or any Transaction Document after the Closing;

(iii) Pre-Closing Taxes; and

(iv) Excluded Liabilities.

(b) Indemnification by the Buyer and Parent. Subject to the limitations set forth herein, from and after the Closing, the Buyer and Parent, jointly and severally, hereby agree to indemnify and hold harmless the Sellers and their Representatives (each, a “Seller Indemnified Party,” and together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against any Losses arising from or in connection with any:

(i) inaccuracy or breach of any representation or warranty of the Buyer or Parent contained in Article 5 or in any certificate delivered in accordance herewith; and

(ii) breach or nonfulfillment of any covenant or agreement of the Buyer or Parent or the Company that is required to be performed pursuant to this Agreement after the Closing.

7.3 Limitations on Indemnification.

(a) Except in the case of fraud or with respect to breaches of the Fundamental Representations (i) in no event shall the Indemnifying Parties be required to indemnify, defend or hold harmless any Indemnified Party against, or reimburse any such Indemnified Party for, any Losses pursuant to Section 7.2(a)(i) or 7.2(b)(i), as applicable, until the aggregate amount of each of the Buyer Indemnified Parties’ and the Seller Indemnified Parties’ Losses exceeds an amount equal to $50,000 (the “Basket Amount”), it being understood that if such Losses exceed the Basket Amount, the Indemnified Parties shall be entitled to recover all such Losses from the first dollar, and (ii) in no event shall the cumulative indemnification obligations of the Sellers in the aggregate pursuant to Section 7.2(a)(i) or the Buyer in the aggregate pursuant to Section 7.2(b)(i), in each case, exceed the Escrow Amount.

(b) Except in the case of fraud:

(i) the Sellers, in the aggregate, shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 7.2(a) to the extent that the aggregate amount of such Losses exceeds an amount equal to the Final Aggregate Consideration;

(ii) the Sellers, individually, shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 7.2(a) for any amount in excess of an amount equal to each Seller’s Pro Rata Percentage of the Final Aggregate Consideration; and

(iii) the Buyer or Parent or their respective Affiliates shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 7.2(b) to the extent that the aggregate amount of such Losses exceeds an amount equal to the Final Aggregate Consideration.

(c) No Indemnified Party shall be entitled to recover any Loss to the extent that the amount of such Loss has been expressly included in the calculation of Closing Working Capital.

(d) For purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but not for determining whether there has been a breach), each representation and warranty in this Agreement and each certificate delivered pursuant hereto will be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty the inclusion of which has the effect of making such representation or warranty less restrictive (as if such word were deleted from such representation and warranty).

(e) The amount of any Loss for which indemnification is provided under this Article 7 shall be reduced by any amounts actually recovered by any Indemnified Party under insurance policies with respect to such Loss (less any costs of collection and increases in premium) (which Buyer shall use commercially reasonable efforts to collect). To the extent that any amount is recovered by any Indemnified Party under an insurance policy or any other source of indemnification after the date that an indemnity payment is made hereunder, then such Indemnified Party shall pay over to the Indemnifying Party such amounts (less any costs of collection and increases in premium) no later than ten (10) Business Days after such proceeds are received.

7.4 Indemnification Claim Process for Third Party Claims.

(a) If any Indemnified Party receives notice of the assertion of any claim for Losses or the commencement of any Proceeding by a third party with respect to a matter subject to indemnity hereunder (a “Claim”), notice thereof (a “Third Party Claim Notice”) shall promptly be given to the Indemnifying Party (any notice given to the Sellers shall be given to the Seller Representative). The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent the Indemnifying Party forfeits rights or defenses by reason of such delay or failure, and the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Third Party Claim Notice been timely delivered. After receipt of a Third Party Claim Notice, if (x) the Indemnifying Party produces a notice of election within thirty (30) days of receiving the Third Party Claim Notice, and (y) acknowledges in writing that it would be required to indemnify the Indemnifying Party for Losses in connection with such Third Party Claim Notice, the Indemnifying Party shall have the right, but not the obligation to (i) take control of the defense and investigation of such Claim, (ii) employ and engage attorneys of its, his or her own choice (subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed) to handle and defend the same, at the Indemnifying Party’s sole cost and expense, and (iii) compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; provided, that such consent will not be required if such settlement includes an unconditional release of the Indemnified Party and provides solely for payment of monetary damages for which the Indemnified Party will be indemnified in full. Notwithstanding the foregoing, if the Indemnifying Party is any of the Sellers, the Indemnifying Party will not have the right to assume the defense of a Claim if (1) the Indemnifying Party fails to actively and diligently conduct the defense of the Claim (after notice and reasonable opportunity to cure), (2) Indemnified Party has received written advice from outside counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Claim other than in connection with the indemnification obligations hereunder, (3) such Claim seeks a finding or admission of a violation of any criminal Law by the Indemnified Party, or (4) such Claim seeks an injunction or other equitable remedies in respect of the Indemnified Parties or its business.

(b) In the event that the Indemnifying Party defends the Indemnified Party against a Claim, the Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom, including, if appropriate and related to such Claim, in making any counterclaim against the third party claimant, or any cross complaint against any Person, in each case, at the expense of the Indemnifying Party. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Claim and any appeal arising therefrom.

(c) Notwithstanding anything to the contrary herein, if the Indemnifying Party does not assume such defense and investigation or does not acknowledge in writing within a reasonable period, but no later than thirty (30) days, after receipt of the Third Party Claim Notice its obligation to indemnify the Indemnified Party against any Losses arising from such Claim, then the Indemnified Party shall have the right to retain separate counsel of its choosing, defend such Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Party if it is ultimately determined that the Indemnified Party is entitled to indemnification hereunder); it being understood that the Indemnified Party’s right to indemnification for a Claim shall not be adversely affected by assuming the defense of such Claim. Notwithstanding anything herein to the contrary, whether or not the Indemnifying Party shall have assumed the defense of such Claim, the Indemnified Party shall not settle, compromise or pay such Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(e) Notwithstanding this Section 7.4, Section 6.3(g) shall exclusively govern any and all Tax Contests (and not this Section 7.4).

7.5 Indemnification Procedures for Non-Third Party Claims. If a Claim is to be made by any Indemnified Party that does not involve a third party, such Indemnified Party shall give written notice (a “Direct Claim Notice”) to the Indemnifying Party (if notice is to be given to the Sellers, than such notice is to be given to the Seller Representative). If the applicable Indemnifying Party notifies the Indemnified Party that they do not dispute the claim described in such Direct Claim Notice within thirty (30) days following receipt of such Direct Claim Notice, the Losses identified in the Direct Claim Notice will be conclusively deemed a Liability of the Indemnifying Party under Section 7.2(a) or Section 7.2(b), as applicable. If the Indemnifying Party rejects such claim or fails to respond during such thirty (30) day period (in which case the Indemnifying Party shall be deemed to have rejected such claim) the parties shall negotiate in good faith for a period of thirty (30) days to resolve such matter. If the parties cannot resolve the dispute during such thirty (30) day period they shall have all rights and remedies available to them under applicable Law.

7.6 Exclusive Remedy. Except (a) in the case where a party seeks to obtain specific performance, injunctive relief or other equitable relief, (b) for the purchase price adjustment dispute procedures set forth in Section 2.4, and (c) in the case of fraud, the rights of the parties to indemnification pursuant to the provisions of this Article 7 shall be the sole and exclusive remedy for the parties hereto with respect to this Agreement.

7.7 Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all parties as an adjustment to the Final Aggregate Consideration for all federal, state, local and foreign Tax purposes.

7.8 Escrow. Promptly following the date that is twelve (12) months after the Closing Date (the “Release Date”), the Buyer and the Seller Representative shall cause the Escrow Agent to pay to the Sellers or the Seller Representative on each of their behalf, any portion of the Escrow Amount remaining in the Escrow Account, less any amounts that are subject to pending claims made by any Buyer Indemnified Party under this Article 7 prior to 11:59 p.m. Pacific Time on the Release Date. If any claim made by any Buyer Indemnified Party under this Article 7 is still pending as of the Release Date, the Escrow Agent, pursuant to the terms of the Escrow Agreement, will retain a portion of the Escrow Amount in an amount equal to the Losses identified in any unresolved notice delivered pursuant to the Escrow Agreement until such claim has been satisfied or otherwise resolved, at which point the Buyer and the Seller Representative shall jointly instruct the Escrow Agent to pay to the Seller Representative, for further distribution to the Sellers any remaining balance of the Escrow Amount not used to satisfy the indemnification rights of the Buyer Indemnified Party under this Article 7.

7.9 Payments. The Indemnifying Party shall pay or cause to be paid to the Indemnified Party any Losses subject to indemnification hereunder, subject in each case to the limitations set forth in this Article 7, within five (5) Business Days following the final determination that such payment is due to such Indemnified Party. All indemnification claims pursuant to this Agreement shall be paid to the Indemnified Party in Parent Stock which shall be deemed to be at the Parent Stock Share Price regardless of the time of such indemnity payments, and, if payments are to be made by the Sellers, then such payments shall first be deducted from the Escrow Amount, and thereafter be made directly by the Sellers in accordance with the Distribution Schedule, subject to the limitations set forth herein (upon joint written instruction for release to Buyer by the Seller Representative and the Buyer), and, if payments are to be made by the Buyer or Parent, then Buyer or Parent shall issue such additional shares of Parent stock to the Sellers in the amount equal to such indemnification payment.

Article 8

MISCELLANEOUS

8.1 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby (including legal, accounting and advisory fees and expenses) shall be paid by the party incurring such costs and expenses.

8.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.3 Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other Transaction Documents contemplated hereby, contain all of the terms, conditions agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company, and supersede all prior and contemporaneous understandings, agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.

8.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

8.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by facsimile with receipt confirmed, or (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated; or (d) as of the date received for electronic mail sent before 5:00 P.M. Pacific Time, and (e) on the day following receipt for electronic mail sent after 5:00 P.M. Pacific Time:

If to the Sellers or the Seller Representative:

Scott R. Norman

4100 Mountain View Avenue

Chattanooga, Tennessee 37415

Email: arsscott@aol.com

With a copy to (which copy shall not constitute notice):

Gearhiser, Peters, Elliott & Cannon, PLLC

320 McCallie Avenue

Chattanooga, Tennessee 37402

Attention: R. Wayne Peters

Facsimile: (423) 266-1605

Email: wpeters@gearhiserpeters.com

If to the Buyer or Parent:

LiveXLive Media, Inc.

9200 Sunset Boulevard, Suite 1201

West Hollywood, CA 90069

Attention: CEO

E-mail: rob@livexlive.com

With a copy to (which copy shall not constitute notice):

Foley Shechter Ablovatskiy LLP
1359 Broadway, Suite 2001
New York, NY 10018
Attention: Sasha Ablovatskiy
Facsimile: (212) 355-0466

Email: sablovatskiy@foleyshechter.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 8.5.

8.6 Exhibits and Schedules.

(a) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

(b) Any matter, information or item disclosed in the Schedules Article 3 or Article 4 delivered under any specific Section of Article 3 or Article 4, shall be deemed to have been disclosed in response to each other representation or warranty in Article 3 or Article 4 in respect of which such disclosure is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules hereto shall not (i) be deemed or interpreted to expand the scope of the Sellers’ or the Company’s representations or warranties contained in Article 3 or Article 4 (except as otherwise contemplated by such representation or warranties), or (ii) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. Except as set forth in Article 3 or Article 4, no reference in the Schedules to any Contract or document shall be construed as an admission or indication that such Contract or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract or document.

8.7 Waiver. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

8.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or Liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; provided, that (a) the Buyer or Parent may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its respective Affiliates or to any Person which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to the Buyer or Parent (as applicable), and (b) the Buyer and/or Parent may also collaterally assign its rights (but not its obligations) under this Agreement and the Transaction Documents to its respective lenders. Any purported assignment without such prior written consents shall be void.

8.9 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the Persons set forth in Article 7, who are intended third party beneficiaries of such provisions.

8.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. For the avoidance of doubt, each Seller who is a signatory hereto acknowledges and agrees that such Seller shall be bound by terms of this Agreement, irrespective of whether all Sellers have executed this Agreement.

8.11 Governing Law and Jurisdiction. This Agreement and any claim, action, dispute or controversy (collectively, the “Actions”) hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws thereof.

8.12 Consent to Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state court located in the City of Wilmington, Delaware, or, if such party has or can acquire jurisdiction, in any United States District Court located in the City of Wilmington, Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Proceeding, and irrevocably submits to the exclusive jurisdiction of any such court in any such Proceeding.

8.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.14 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

8.15 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

8.16 Attorneys’ Fees. If any Action relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

8.17 Seller Representative.

(a) Each Seller irrevocably appoints the Seller Representative to act on behalf of the Sellers for all purposes under this Agreement, including the sole, exclusive and full power and authority to act on such Seller’s behalf: (i) to consummate the transactions contemplated by this Agreement; (ii) to negotiate disputes arising under, or relating to, this Agreement; (iii) to receive and disburse to such Seller any funds or the Parent Stock received on behalf of the Sellers contemplated by this Agreement; (iv) to withhold any amounts received on behalf of the Sellers pursuant to this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Sellers or the Seller Representative in the performance of its duties hereunder and thereunder; (v) to execute and deliver any amendment or waiver to this Agreement (without the prior approval of the Sellers); and (vi) to take all other actions to be taken by or on behalf of the Sellers in connection with this Agreement and the Transaction Documents; provided that (ii), (iv) and (v) may only be taken after consultation with the Sellers. Each Seller further agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. Except in the event of fraud, all decisions and actions by the Seller Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Seller Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) Each Seller severally, for itself only and not jointly, in accordance with such Seller’s Pro Rata Percentage, agrees to indemnify and hold harmless the Seller Representative and its Representatives against any and all actions, liabilities, losses, damages, fines, penalties, fees, costs, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ fees and expenses), whether or not involving a third party, arising as a result of its serving as the Seller Representative, including those incurred by the Seller Representative or the Affiliates of the Seller Representative or any employees, principals, fiduciaries, agents or representatives of the Seller Representative or such affiliates in connection with the protection, defense, enforcement of any rights, or fulfilment of any obligations under this Agreement or any expenses in connection therewith. Any and all payments made by or on behalf of any Seller under this Section 8.16(b) will be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto.

(c) Neither the Seller Representative nor any of its Representatives shall incur any liability to any Seller by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting intentional and knowing fraud. The Seller Representative and its Representatives shall have no liability in respect of any Proceeding brought against such Persons by any Seller, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if such Persons took or omitted taking any action in good faith.

(d) In the event that the Seller Representative becomes unable or unwilling to continue in its capacity as Seller Representative, or if the Seller Representative resigns as the Seller Representative, a majority-in-number of shares of the Company (prior to the Closing) may, by written consent, appoint a new representative as the Seller Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-number of the Sellers must be delivered to the Buyer and each Seller.

(e) The Buyer shall be entitled to rely upon any action or decision of, or instruction by, or any document or other paper delivered by, the Seller Representative on behalf of the Sellers (without any obligation to inquire into the authority of the Seller Representative or the genuineness or correctness of such document or other paper or any signature of the Seller Representative), and the Buyer shall not be liable to any Seller for any action taken or omitted to be taken by the Buyer in such reliance or with respect to actions, decisions and determinations of the Seller Representative.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:

LIVEXLIVE MERCHANDISING, INC.

By:	/s/ Jerome N. Gold
Name:	Jerome N. Gold
Title:	Executive Vice President

PARENT:

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	CEO and Chairman

[Signature Page to Stock Purchase Agreement]

COMPANY:

CUSTOM PERSONALIZATION SOLUTIONS, INC.

By:	/s/ Scott R. Norman
Name:	Scott R. Norman
Title:	CEO

[Signature Page to Stock Purchase Agreement]

SELLER REPRESENTATIVE:

/s/ Scott R. Norman
Scott R. Norman

[Signature Page to Stock Purchase Agreement]

SELLERS:

NH GROUP, LLC

By:	/s/ Scott R. Norman
Name:	Scott R. Norman
Title:	CEO

JLS CPS LLC

By:	/s/ John Semmelhack
Name:	John Semmelhack
Title:	Manager

/s/ Kenneth A. Krupa
Kenneth A. Krupa, Individually

[Signature Page to Stock Purchase Agreement]